As filed with the Securities and Exchange Commission on March 16, 2006 Commission File No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
_____________

CYOP Systems
Nevada	International Incorporated	98-022297
(State or Other Jurisdiction of Incorporation	(Name of Registrant in Our Charter)	(I.R.S. Employer Identification No.)
or Organization)

Mitch White
Unit A, 1022 6th Street		Unit A, 1022 6th Street
Hermosa Beach, California 90254	7373	Hermosa Beach, California 90254
(310) 691-2585		(310) 691--2585
(Address and telephone number of Principal	(Primary Standard Industrial	(Name, address and telephone number
Executive Offices and Principal	Classification Code Number)	of agent for service)
Place of Business)

Copies to:
Peter V. Hogan, Esq.
Richardson & Patel, LLP
10900 Wilshire Blvd., Suite 500
Los Angeles, California 90024
Telephone: (310) 208-1182
Telecopier: (310) 208-1154

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

CALCULATION OF REGISTRATION FEE

				Proposed
			Proposed	Maximum
			Maximum	Aggregate	Amount Of
Title Of Each Class Of	Amount To Be		Offering Price	Offering	Registration
Securities To Be Registered	Registered		Per Share (1)	Price (1)	Fee
Common Stock, par value $0.0002 per share	526,810,645	shares (2)	$0.0136	$7,164,624.77	$766.61
TOTAL	526,810,645	shares (2)	$0.0136	$7,164,624.77	$766.61
(1)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. For the purposes of this table, we have used the average of the closing bid and asked prices as the close of the market on March 13, 2006.

(2)

Of these shares, 455,599,905 are being registered under secured convertible debentures issued to Cornell Capital Partners, L.P., 30,470,000 are being registered under warrants issued to Cornell Capital Partners as a commitment fee.

_____________

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

Subject to completion, dated March __, 2006

CYOP SYSTEMS INTERNATIONAL INCORPORATED
526,810,645 Shares of Common Stock

          This prospectus relates to the sale of up to 526,810,645 shares of common stock of CYOP Systems International Incorporated by certain persons who are stockholders of CYOP, including Cornell Capital Partners, L.P. Please refer to “Selling Stockholders” beginning on page 12. CYOP is not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. All costs associated with this registration will be borne by CYOP.

          Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol “CYOS.OB”. The shares of common stock are being offered for sale by the selling stockholders at prices established on the Over-the-Counter Bulletin Board during the term of this offering. These prices will fluctuate based on the demand for the shares of our common stock. On March 13, 2006, the last reported sale price of our common stock was $0.0135 per share. These prices will fluctuate based on the demand for the shares of our common stock.

          Investing in our common stock involves certain risks. Please refer to “Risk Factors” beginning on page 6 for a discussion of these risks.

          No underwriter or person has been engaged to facilitate the sale of shares of common stock of this offering. This offering after the accompanying registration statement is declared effective by the United States Securities and Exchange Commission and the sale of all the common stock is sold by the selling shareholders.

          The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

          The information in this prospectus is not complete and may be changed. Neither the selling stockholders nor we may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is March __, 2006

i

PROSPECTUS SUMMARY

          The following is only a summary of the information, financial statements and notes included in this prospectus. To understand this offering fully, you should read the entire prospectus carefully, including our “Risk Factors”section and our Financial Statements and the notes to the Financial Statements before making any investment in CYOP. Unless the context requires otherwise, “WE,” “US,” “OUR,” “CYOP,” and the “COMPANY” and similar terms collectively refer to CYOP Systems International Incorporated and our subsidiaries.

Overview

          CYOP was incorporated on October 29, 1999, as Triple 8 Development Corporation under the laws of the State of Nevada. We changed our name to CYOP Systems International Incorporated on October 30, 2000. CYOP is a provider of multimedia transactional technology solutions and services for the entertainment industry. Our range of products and services include financial transaction platforms for on-line video games and integrated e-commerce transaction technology for on-line merchants. Our branded financial transaction platform is CrediPlay. We license our software to gaming communities and web portals.

Going Concern

          Our consolidated financial statements have been prepared assuming we will continue as a going concern. We have experienced recurring net losses from operations, which losses have caused a net loss of $1,728,307 for the nine months ended September 30, 2005, and an accumulated deficit of $5,133,489. In addition, for the quarter ended September 30, 2005, we had a working capital deficit of $2,091,638 and a working capital deficit of $1,945,453 for the year ended December 31, 2004. These factors, among others, raise substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustment that might result from the outcome of this uncertainty. Assurances cannot be given that adequate financing can be obtained to meet our capital needs. If we are unable to generate profits and unable to continue to obtain financing to meet our working capital requirements, we may have to curtail our business sharply or cease operations altogether. Our continuation as a going concern is dependent upon our ability to generate sufficient cash flow to meet our obligations on a timely basis to retain our current financing, to obtain additional financing, and, ultimately, to attain profitability. Should any of these events not occur, the accompanying financial statements will be adversely effected and we may have to cease operation.

About Us

          Our principal executive offices are located at Unit A, 1022 6th Street, Hermosa Beach, California 90254. Our telephone number is (310) 691-2585, and our website is located at www.cyopsystems.com.

THE OFFERING

          This offering relates to the sale of common stock by certain persons who are, or beneficially deemed to be, stockholders of CYOP. Cornell Capital Partners intends to sell up to 486,069,905 shares of common stock, of which 455,599,905 are under a secured convertible debenture issued to Cornell Capital Partners pursuant to a Securities Purchase Agreement and 30,470,000 of which are under warrants issued to Cornell Capital Partners, 27,500,000 of which were issued in connection with the Equity Distribution Agreement described below. FutureBet Systems, Inc. intends to sell up to 40,740,740 shares of common stock pursuant to an Asset Purchase Agreement described below.

          On December 15, 2005, we entered into a Securities Purchase Agreement with Cornell Capital Partners. Pursuant to the Securities Purchase Agreement, Cornell Capital Partners purchased secured convertible debentures in the original principal amount of $1,350,000. The debentures have a three-year term and accrues annual interest of 10%. The $700,000 under the secured convertible debenture was disbursed to us upon the execution of the Securities Purchase Agreement on December 15, 2005, will receive another $150,000 within two business days prior to the date the registration statement is filed, provided that the Company has increased its authorized shares to one billion (1,000,000,000) and the Company shall receive $500,000 one business day prior to the date the registration statement is declared effective by the Securities and Exchange Commission. The debentures mature on December 15, 2008. The secured convertible debentures may be redeemed by us at any time, in whole or in part. We will pay a redemption premium of 20% of the amount redeemed in addition to such redemption. The debentures are convertible from time to time into our common stock of by Cornell for at the price per share of an amount equal to ninety percent (90%) of the lowest average volume weighted average price of our Common Stock, as quoted by Bloomberg, LP, for the thirty (30) trading days immediately preceding the conversion date. We granted Cornell a security interest in certain of its assets pursuant to amended and restated security agreement dated December 15, 2005. Cornell also received five year warrants to purchase 2,970,000 shares of common stock, 1,350,000 shares at an exercise price of $0.05 per share and 1,620,000 shares at an exercise price of $0.06 per share. CYOP is registering in this offering the 2,970,000 shares of common stock underlying this warrant.

          On September 2, 2005, we entered into an Equity Distribution Agreement with Cornell Capital Partners. Under the Equity Distribution Agreement, CYOP may issue and sell to Cornell Capital Partners common stock for a total purchase price of up to $15,000,000. For each share of common stock purchased under the Equity Distribution Agreement, Cornell Capital Partners will pay us 98% of the lowest volume weighted average price of our common stock as quoted by the Over-the-Counter Bulletin Board during the five trading days immediately following the notice date. Cornell Capital Partners will also retain 4% of each advance under the Equity Distribution Agreement. The amount of each cash advance is subject to a maximum amount of $800,000, with no cash advance occurring within seven trading days of a prior advance. Cornell Capital Partners received two warrants to purchase 27,500,000 shares of our common stock as a one-time commitment fee under the Equity Distribution Agreement. The first warrant for 15,000,000 shares of our common stock has an exercise price equal to $0.05. The second warrant for 12,500,000 shares of our common stock has an exercise price equal to $0.06. The warrants expire three years from September 2, 2005. The Equity Distribution Agreement with Cornell Capital Partners was terminated pursuant to a Termination Agreement dated December 15, 2005. CYOP is registering in this offering the 27,500,000 shares of common stock underlying this warrant.

          In addition, on September 2, 2005, we entered into a Securities Purchase Agreement with Cornell Capital Partners. Pursuant to the Securities Purchase Agreement, Cornell Capital Partners purchased a secured convertible debenture in the original principal amount of $650,000. Cornell surrendered this $650,000 convertible debenture plus unpaid and accrued interest totaling $19,446 in consideration in part for the Debentures that were issued.

          On December 14, 2005, we closed on the purchase of certain assets from FutureBet Systems, Inc. (“FutureBet”) pursuant to an Asset Purchase Agreement dated November 16, 2005 by and between the Registrant and FutureBet (the “ Asset Purchase Agreement”). We purchased the software code of FutureBet system “V.2.4 which includes software for various casino table games and slot machines as well as Internet sports wagering software. We agreed to pay FutureBet $650,000 as follows: (i) $325,000 upon closing, (ii) installments of $30,000 thirty (30) days after the closing and $40,000 sixty (60) days after the closing, and (iii) the balance of $255,000 to be paid upon the effectiveness of a registration statement and concurrent funding with Cornell due payable no later than March 31, 2006. Should the Registrant default in any of the payments or issuance of shares under the Agreement then the rights to the source code shall revert back to FutureBet. Additionally, we will issue to FutureBet upon effectiveness of the registration statement, $550,000 in our common stock or $550,000 cash at our discretion. The 40,740,740 shares of common stock are being registered in FutureBet’s name pursuant to the Asset Purchase Agreement. Prior to any stock issuance, FutureBet will enter into a twelve-month lock-up agreement which will limit the amount sold on a monthly basis dependent on market volume.

Common Stock Offered	526,810,645 shares by selling stockholders

Offering Price	Market price

Common Stock Outstanding Before the Offering[1]	333,498,160 shares as of March 1, 2006

Use of Proceeds	We will not receive any proceeds of the shares offered by the selling stockholders. Any proceeds we receive from the sale of common stock under the Equity Distribution Agreement will be used for business development, infrastructure improvements and operating capital purposes. See “Use of Proceeds.”

Risk Factors	The securities offered hereby involve a high degree of risk and immediate substantial dilution. See “Risk Factors” and “Dilution.”

Over-the-Counter Bulletin Board Symbol	CYOS.OB
_______________

1        Excludes up to 455,599,905 shares of common stock underlying secured convertible debentures issued pursuant to the Securities Purchase Agreement, 30,470,000 underlying warrants issued under the Equity Distribution Agreement and Securities Purchase Agreement and 40,740,740 registered pursuant to the Asset Purchase Agreement.

SUMMARY FINANCIAL INFORMATION
FOR CYOP SYSTEMS INTERNATIONAL INCORPORATED
Consolidated Balance Sheets
December 31, 2004 and 2003 and
September 30, 2005
(Expressed in U.S. Dollars)

		Year Ended	Year Ended
	September 30,	December 31,	December 31,
	2005	2004	2003

ASSETS
Current
Cash and cash equivalents
	$257,045	$7,337	$9,057
Accounts receivable		50,058	--
Prepaid expenses and deposit	143,459	2,440	2,500
Total current assets	401,215	59,835	11,557
Note receivable related party	--	--	1,605,986
Fixed assets	80,125	54,568	73,502
Investment in equity – method investee	1,627,157	1,668,285	--
Intangible assets	36,146	57,833	86,749
Total assets	$2,144,643	$1,840,521	$1,777,794

LIABILITIES
Current
Demand loans related party	$1,334,030	$1,289,620	$779,129
Accounts payable and accrued liabilities	250,756	288,785	211,714
Convertible debenture	650,000	70,000	--
Player funds on deposit	45,342	44,158	49,067
Short-term loan	212,725	212,725	212,725
Promissory note	--	100,000	--
Total current liabilities	2,492,853	2,005,288	1,252,635
Deferred revenue	2,173,507	2,173,822	2,182,512
Total Liabilities	$4,666,360	$4,179,110	$3,435,147

NATURE AND CONTINUANCE OF
OPERATIONS

STOCKHOLDERS’ DEFICIENCY
Share capital
Authorized:
500,000,000 shares of common stock with a par
value of $0.00002 per share
Issued, allotted and outstanding:
333,429,702 shares of common stock (2004 -
181,103,355) (2003 - 142,973,410)	$6,669	$3,623	$2,860
Additional paid-in capital	2,605,103	1,062,970	695,464
Deficit accumulated	(5,133,489)	(3,405,182)	(2,355,677)
Total stockholders’ deficiency	(2,521,717)	(2,338,589)	(1,657,353)
Total liabilities and stockholders’ deficiency	$2,144,643	$1,840,521	$1,777,794

The accompanying notes are an integral part of these financial statements.

SUMMARY FINANCIAL INFORMATION FOR
CYOP SYSTEMS INTERNATIONAL INCORPORATED AND SUBSIDIARIES
Consolidated Statements of Operations
Years Ended December 31, 2004 and 2003 and
The Nine Months Ended September 30, 2005 and September 30, 2004
(Expressed in U.S. Dollars)

		Nine
	Nine Months	Months
	Ended	Ended	Year Ended	Year Ended
	September 30,	September	December 31,	December 31,
	2005	30, 2004	2004	2003

Revenue

Sales – Crediplay	$5,695	$12,7325,600	$8,690	$16,040
Service fees	315	7,044	15,706	28,989
Banking fees	394	340	385	1,104
Ad sales	--	--	--	--

	6,404	20,116	24,781	46,133
Cost of sales	(47,910)	(79,001)	95,697	87,226

Gross profit (loss)	(41,506)	(58,885)	(70,916)	(41,093)

Sales and marketing expenses	(94,460)	--	-	(129,804)
Consultants fees	(1,131,232)	(300,500)	(410,874)	--
Corporate Finance fees	(173,156)	(262,500)	(317,392)	--
General and Admin fees	(175,688)	(190,263)	(201,695)	(298,762)
Salaries and benefits	--	--	--	(381,319)

Operating loss	(1,616,042)	(812,148)	(1,000,877)	(850,978)

Other income (loss)
Interest income related party	--	81,718	81,717	110,952
Interest Expense	(71,137)	(72,257)	(123,657)	(24,379)
Equity in losses of equity-method investee	(41,128)	-	(6,688)	--

Net loss for the period	$(1,728,307)	$(802,687)	$(1,049,505)	$(764,405)

Loss per share – basic and diluted

Loss from operations	$(0.005)	$(0.000)	$(0.006)	$(0.006)

Net loss	$(0.006)	$(0.000)	$(0.007)	$(0.005)

Weighted average number of common shares
outstanding -
basic and diluted	299,368,435	150,446,907	154,426,228	142,463,870

The accompanying notes are an integral part of these financial statements.

RISK FACTORS

          We are subject to various risks that may materially harm our business, financial condition and results of operations. You should carefully consider the risks and uncertainties described below and the other information in this filing before deciding to purchase our common stock. If any of these risks or uncertainties actually occurs, our business, financial condition or operating results could be materially harmed. In that case, the trading price of our common stock could decline and you could lose all or part of your investment.

Risks Related To Our Business

We Are Subject To Various Risks That May Materially Harm Our Business, Financial Condition And Results Of Operations

          You should carefully consider the risks and uncertainties described below and the other information in this filing before deciding to purchase our common stock. If any of these risks or uncertainties actually occurs, our business, financial condition or operating results could be materially harmed. In that case, the trading price of our common stock could decline and you could lose all or part of your entire investment.

Management Recognizes That We Must Raise Additional Financing To Fund Our Ongoing Operations And Implement Our Business Plan Or We Could Be Forced To Curtail Or Cease Operations

          It is imperative that we obtain debt and/or equity financing to implement our business plan and to finance ongoing operations. There can be no assurance that any new capital will be available or that adequate funds will be sufficient for our operations, whether from financial markets, or that other arrangements will be available when needed or on terms satisfactory to our management. Our failure to obtain adequate additional financing may require us to delay, curtail or scale back some or all of our operations and may hinder our ability to expand our business. Any additional financing may involve dilution to our then-existing shareholders, which could result in a decrease in the price of our shares.

          Currently, we are dependent upon external financing to fund our operations. Our financing needs are expected to be provided, in large part, by the Secured Convertible Debentures sold pursuant to our Securities Purchase Agreement with Cornell Capital Partners, L.P.

We Have Been The Subject of a Going Concern Opinion By Our Independent Auditors Which Have Raised Substantial Doubt As To Our Ability To Continue As A Going Concern

          Our consolidated financial statements have been prepared assuming we will continue as a going concern. We have experienced recurring net losses from operations, which losses have caused a net loss of $1,728,307 for the nine months ended September 30, 2005 and accumulated deficit of $5,133,489. In addition, for the quarter ended September 30, 2005, we had a working capital deficit of $2,091,638 and a working capital deficit of $1,945,453 for the year ended December 31, 2004. These factors, among others, raise substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustment that might result from the outcome of this uncertainty. Assurances cannot be given that adequate financing can be obtained to meet our capital needs. If we are unable to generate profits and unable to continue to obtain financing to meet our working capital requirements, we may have to curtail our business sharply or cease operations altogether. Our continuation as a going concern is dependent upon our ability to generate sufficient cash flow to meet our obligations on a timely basis to retain our current financing, to obtain additional financing, and, ultimately, to attain profitability. Should any of these events not occur, the accompanying financial statements will be adversely effected and we may have to cease operation.

We Will Need To Raise Additional Capital and Debt Funding To Sustain Operations

          We are reliant on either term debt financing or sale of equity to obtain cash to pay our employees and suppliers. Thus, unless we can become profitable, we will require additional capital to sustain operations and we may need access to additional capital or additional debt financing to grow our sales.

          Since inception in 1999, we have relied on external financing to fund our operations. Such financing has historically come from a combination of borrowings and the sale of common stock to related and third parties. We cannot assure you that financing whether from external sources or related parties will be available if needed or on favorable terms. Our inability to obtain adequate financing will result in the need to scale back our business operations. Any of these events could be materially harmful to our business and may result in a lower stock price. We will need to raise additional capital from either the equity market or from debt sources to fund our operating costs, current liabilities and anticipated future expansion.

We Are Subject To A Working Capital Deficit, Which Means That Our Current Assets On March 31, 2004 Were Not Sufficient To Satisfy Our Current Liabilities

          We had a working capital deficit of $2,091,638 at September 30, 2005, which means that our current liabilities as of that date exceeded our current assets on September 30, 2005 by $2,091,638. Current assets are assets that are expected to be converted to cash within one year and, therefore, may be used to pay current liabilities as they become due. Our working capital deficit means that our current assets on September 30, 2005 were not sufficient to satisfy all of our current liabilities on that date. If our ongoing operations do not begin to provide sufficient profitability to offset the working capital deficit we may have to raise capital or debt to fund the deficit or reach agreement with some of our creditors to convert debt to equity or curtail our operations.

Our Common Stock May Be Affected By Significant Trading Volume Fluctuations, Which Could Adversely Affect Our Shareholders’ Ability To Sell Our Common Stock In Short-Time Periods

          An absence of an active trading market could adversely affect our shareholders’ ability to sell our common stock in short time periods, or possibly at all. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations, which could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially. We cannot predict the actions of market participants and, therefore, can offer no assurances that the market for our stock will be stable or appreciate over time.

Our Common Stock Is Deemed To Be “Penny Stock,” Which May Make It More Difficult For Investors To Sell Their Shares Due To Suitability Requirements

          Our common stock is deemed to be “penny stock” as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline. Penny stocks are stock:

          With a price of less than $5.00 per share;

          That are not traded on a “recognized” national exchange;

          Whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ listed stock must still have a price of not less than $5.00 per share); or

          In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

          Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor.

Our Common Stock May Be Affected By Limited Trading Volume And May Fluctuate Significantly, Which May Affect Our Shareholders’ Ability To Sell Shares Of Our Common Stock

          Prior to this filing, there has been a limited public market for our common stock and there can be no assurance that a more active trading market for our common stock will develop. An absence of an active trading market could adversely affect our shareholders’ ability to sell our common stock in short time periods, or possibly at all. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations, which could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially. These fluctuations may also cause short sellers to enter the market from time to time in the belief that we will have poor results in the future. We cannot predict the actions of market participants and, therefore, can offer no assurances that the market for our stock will be stable or appreciate over time. The factors may negatively impact shareholders’ ability to sell shares of our common stock.

We Could Fail To Attract Or Retain Key Personnel

          Our success largely depends on the efforts and abilities of key executives and consultants, including Mitch White, our Chairman and Chief Executive Officer, and Canon Bryan, our Chief Financial Officer. The loss of the services of either officer could materially harm our business because of the cost and time necessary to replace and train a replacement. Such a loss would also divert management attention away from operational issues. We do not presently maintain key-man life insurance policies on either Messrs. White or Bryan. We also have a number of key employees that manage our operations and, if we were to lose their services, senior management would be required to expend time and energy to replace and train replacements. In addition we need to attract additional high quality sales and consulting personnel. To the extent that we are smaller than our competitors and have fewer resources we may not be able to attract the sufficient number and quality of staff.

We Are Subject To Price Volatility Due To Our Operations Materially Fluctuating; As A Result, Any Quarter-To-Quarter Comparisons In Our Financial Statements May Not Be Meaningful

          As a result of the evolving nature of the markets in which we compete, as well as the current nature of the public markets and our current financial condition, we believe that our operating results may fluctuate materially, as a result of which quarter-to-quarter comparisons of our results of operations may not be meaningful. If in some future quarter, whether as a result of such a fluctuation or otherwise, our results of operations fall below the expectations of securities analysts and investors, the trading price of our common stock would likely be materially and adversely affected. You should not rely on our results of any interim period as an indication of our future performance. Additionally, our quarterly results of operations may fluctuate significantly in the future as a result of a variety of factors, many of which are outside our control. Factors that may cause our quarterly results to fluctuate include, among others:

          our ability to retain existing clients and customers;

          our ability to attract new clients and customers at a steady rate;

          our ability to maintain client satisfaction;

          the extent to which our products gain market acceptance;

          the timing and size of client and customer purchases;

          introductions of products and services by competitors;

          price competition in the markets in which we compete;

          our ability to attract, train, and retain skilled management;

          the amount and timing of operating costs and capital expenditures relating to the expansion of our business, operations, and infrastructure; and

          general economic conditions and economic conditions specific to media distribution and music.

We May Not Be Able To Compete Effectively In Markets Where Our Competitors Have More Resources

          Many of our competitors have longer operating histories, larger customer bases, longer relationships with clients, and significantly greater financial, technical, marketing, and public relations resources than CYOP. Based on total assets and annual revenues, we are significantly smaller than many of our competitors. Similarly, we compete against significantly larger and better-financed companies in our business. We may not successfully compete in any market in which we conduct business currently or in the future. The fact that we compete with established competitors who have substantially greater financial resources and longer operating histories than us, enables them to engage in more substantial advertising and promotion and attract a greater number of customers and business than we currently attract. While this competition is already intense, if it increases, it could have an even greater adverse impact on our revenues and profitability.

If We Are Unable To Respond To The Rapid Changes In Technology And Services Which Characterize Our Industry, Our Business And Financial Condition Could Be Negatively Affected

          Our business is directly impacted by changes in the Internet and website services industry. Changes in technology could affect the market for our services and necessitate changes to those services. We believe that our future success will depend largely on our ability to anticipate or adapt to such changes, to offer on a timely basis, services that meet these evolving standards and demand of our customers. We also believe that our future success will depend upon how successfully we are able to respond to the rapidly changing technologies and products. We cannot offer any assurance that we will be able to respond successfully to these or other technological changes, or to new products and services offered by our current and future competitors, and cannot predict whether we will encounter delays or problems in these areas, which could have a material adverse affect on our business, financial condition and results of operations.

We May Be Unable To Manage Growth, Which May Impact Our Potential Profitability

          Successful implementation of our business strategy requires us to manage our growth. Growth could place an increasing strain on our management and financial resources. To manage growth effectively, we will need to:

          Establish definitive business strategies, goals and objectives.

          Maintain a system of management controls.

          Attract and retain qualified personnel, as well as, develop, train and manage management-level and other employees.

          If we fail to manage our growth effectively, our business, financial condition or operating results could be materially harmed, and our stock price may decline.

Risks Related To This Offering

Future Sales By Our Stockholders May Negatively Affect Our Stock Price And Our Ability To Raise Funds In New Stock Offerings

          Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all.

Existing Shareholders Will Experience Significant Dilution From Our Sale Of The Debentures and subsequent Conversion, theSale of Shares Underlying the Debentures and the Shares That May Be Issued Pursuant to the Asset Purchase Agreement

          The sale of the Secured Convertible Debentures and Warrants pursuant to the Securities Purchase Agreement and the potential issuance of shares pursuant to the Asset Purchase Agreement will have a dilutive impact on our stockholders upon conversion into common stock. The conversion and exercise prices of the aforesaid Debentures and Warrants may be less than your cost to acquire our common shares. In the event of the exercise of these securities, you could suffer substantial dilution of your investment in terms of your percentage ownership in the Company as well as the book value of your common shares. As a result, our net income per share could decrease in future periods, and the market price of our common stock could decline.

The Selling Stockholders Intend To Sell Their Shares Of Common Stock In The Market, Which Sales May Cause Our Stock Price To Decline

          The selling stockholders intend to sell in the public market 526,810,645 shares of common stock being registered in this offering. That means that up to 526,810,645 shares may be sold pursuant to this registration statement. Such sales may cause our stock price to decline. Our officers and directors and those shareholders who are significant shareholders as defined by the SEC will continue to be subject to the provisions of various insider trading and Rule 144 regulations.

The Sale Of Our Stock Under The Secured Convertible Debentures Could Encourage Short Sales By Third Parties, Which Could Contribute To The Future Decline Of Our Stock Price

          In many circumstances the provision of Secured Convertible Debentures for companies that are traded on the Over-the-Counter Bulletin Board has the potential to cause a significant downward pressure on the price of common stock. This is especially the case if the shares being placed into the market exceed the market’s ability to take up the increased stock or if CYOP has not performed in such a manner to show that the debt raised will be used to grow CYOP. Such an event could place further downward pressure on the price of common stock.

          The outstanding Secured Convertible Debentures are convertible at a discount to the market price of our common stock. As a result, the opportunity exists for short sellers and others to contribute to the future decline of CYOP’s stock price. Persons engaging in short sales first sell shares that they do not own, and thereafter, purchase shares to cover their previous sales. To the extent the stock price declines between the time the person sells the shares and subsequently purchase the shares, the person engaging in short sales will profit from the transaction, and the greater the decline in the stock, the greater the profit to the person engaging in such short-sales. Because the Secured Convertible Debentures are convertible at a discount to market, it is possible that the debentures could be converted if the market price of our common stock declines, thus, supplying any short sellers with the opportunity to cover their short positions. By contrast, a person owning a long position in a stock, such as an investor purchasing shares in this offering, first purchases the shares at the then market price, I the stock price declines while the person owns the shares, then upon the sale of such shares the person maintaining the long position will incur a loss, and the greater the decline in the stock price, the greater the loss which is incurred by the person owning a long position in the stock.

          If there are significant short sales of stock, the price decline that would result from this activity will cause the share price to decline more so which in turn may cause long holders of the stock to sell their shares thereby contributing to sales of stock in the market. If there is an imbalance on the sell side of the market for our stock, the price will likely decline. It is not possible to predict if the circumstances where by a short sales could materialize or to what our share price could drop. In some companies that have been subjected to short sales their stock price has dropped to near zero. We cannot provide any assurances that this situation will not happen to us.

Our Common Stock May Be Affected By Limited Trading Volume And May Fluctuate Significantly, Which May Affect Our Shareholders’ Ability To Sell Shares Of Our Common Stock

          Prior to this filing, there has been a limited public market for our common stock and there can be no assurance that a more active trading market for our common stock will develop. An absence of an active trading market could adversely affect our shareholders’ ability to sell our common stock in short time periods, or possibly at all. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations, which could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially. These fluctuations may also cause short sellers to enter the market from time to time in the belief that we will have poor results in the future. We cannot predict the actions of market participants and, therefore, can offer no assurances that the market for our stock will be stable or appreciate over time. The factors may negatively impact shareholders’ ability to sell shares of our common stock.

The Price You Pay In This Offering Will Fluctuate And May Be Higher Or Lower Than The Prices Paid By Other People Participating In This Offering

          The price in this offering will fluctuate based on the prevailing market price of the common stock on the Over-the-Counter Bulletin Board. Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other people participating in this offering.

FORWARD-LOOKING STATEMENTS

          Information included or incorporated by reference in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend” or “project” or the negative of these words or other variations on these words or comparable terminology.

          This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital. These statements may be found under “Management’s Discussion and Analysis” and “Description of Business,” as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

SELLING STOCKHOLDERS

          The following table presents information regarding the selling stockholders. The selling stockholders are the entities who have assisted in or provided financing to CYOP. A description of each selling stockholder’s relationship to CYOP and how each selling stockholder acquired the shares to be sold in this offering is detailed in the information immediately following this table. The number and percentage of shares beneficially owned before and after the sales is determined in accordance with Rule 13d-3 and 13d-5 of the Securities Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. See footnote (2) to this table. We believe that each individual or entity named has sole investment and voting power with respect to the securities indicated as beneficially owned by them, subject to community property laws, where applicable, except where otherwise noted.

          The selling stockholders are under no obligation to sell all or any portion of the common shares offered for sale under this prospectus. Accordingly, no estimate can be given as to the amount or percentage of our common shares that will ultimately be held by the selling stockholders upon termination of sales pursuant to this prospectus.

          The total number of common shares sold under this prospectus may be adjusted to reflect stock dividends, stock distributions, splits, combinations or recapitalizations.

          Unless otherwise stated below, to our knowledge no selling shareholder nor any of affiliate of such shareholder has held any position or office with, been employed by or otherwise has had any material relationship with us or our affiliates during the three years prior to the date of this prospectus.

		Percentage of
	Shares Beneficially	Outstanding Shares		Percentage of Shares
	Owned Before	Beneficially Owned	Shares to be Sold in the	Beneficially Owned After
Selling Stockholder	Offering	Before Offering (1)	Offering	Offering (1)(2)
Cornell Capital Partners, L.P. (3)	486,069,905(4)	4.99%(4)	486,069,905 (4)	0%
FutureBet Systems, Inc. (5)	40,740,740(6)	10.89%	40,740,740(6)	0%
Total	526,810,645	15.88%	497,069,905	0%
__________________

*	Equals less than 1%.
(1)	Applicable percentage of ownership is based on 333,498,160 shares of common stock outstanding as of March 1, 2006, together with securities exercisable or convertible into shares of common stock within 60 days of March 1, 2006, for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of March 1, 2006 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Note that affiliates are subject to Rule 144 and insider trading regulations – percentage computation is for form purposes only.
(2)	Assumes the sale of all common shares under this prospectus.
(3)	All investment decisions of, and control of, Cornell Capital Partners are held by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of and controls Yorkville Advisors.
(4)	486,069,905 shares which represent the approximate number of shares underlying the Secured Convertible Debentures that may be converted by Cornell Capital Partners and the shares under the warrants issued to Cornell Capital Partners on December 14, 2005 as well as a previously issued warrant to Cornell Capital Partners pursuant to the Stand-by Equity Distribution Agreement which was subsequently terminated. Please note that the terms of the Secured Convertible Debentures held by Cornell Capital Partners provided that in no event shall Cornell Capital Partners be entitled to convert the Secured Convertible Debentures for a number of shares which, upon giving effect to the conversion, would cause the aggregate number of shares beneficially owned by Cornell Capital Partners and its affiliates to exceed 4.99% of the total outstanding shares of CYOP following such conversion. Please also note that for the Secured Convertible Debentures conversion, we are assuming a market price of $ 0,00296 per share for the Secured Convertible Debentures. Because the conversion price may fluctuate based on the market price of our stock, the actual number of shares to be issued upon conversion of the Secured Convertible Debentures may be higher or lower.
(5)	All investment decisions of, and control of, FutureBet Systems, Inc. are held by Ronny Kadarishko, its President.
(6)	40,740,740 shares represent the approximate number of shares that may be issued pursuant to the Asset Purchase Agreement with FutureBet Systems, Inc. The Company will issue to FutureBet upon effectiveness of the registration statement, $550,000 in our common stock or $550,000 cash at our discretion.

          The following information contains a description of each selling stockholders’ relationship to CYOP and how each selling stockholder acquired the shares to be sold in this offering is detailed below. None of the selling stockholders have held a position or office, or had any other material relationship with CYOP, except as follows:

Shares Acquired In Financing Transactions With CYOP

          Cornell Capital Partners. Cornell Capital Partners is the holder of the Secured Convertible Debentures. All investment decisions of, and control of, Cornell Capital Partners are held by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of and controls Yorkville Advisors. Cornell Capital Partners acquired all shares being registered in this offering in financing transactions with CYOP. Those transactions are explained below:

          Equity Distribution Agreement. On September 2, 2005, we entered had entered into an standby equity distribution agreement with Cornell Capital Partners; a registration rights agreement dated as of September 2, 2005 (the “Registration Rights Agreement”) and an escrow agreement dated as of September 2, 2005 (the “Escrow Agreement”). (collectively, the Standby Equity Distribution Agreement, the Registration Rights Agreement, and the Escrow Agreement are referred to as the “Transaction Documents.” Cornell Capital Partners received two warrants to purchase 27,500,000 shares of our common stock under the Equity Distribution Agreement. The first warrant for 15,000,000 shares of our common stock has an exercise price equal to $0.05. The second warrant for 12,500,000 shares of our common stock has an exercise price equal to $0.06. The warrants expire three years from September 2, 2005. In conjunction with the financing described below (see “Securities Purchase Agreement”), we entered into a Termination Agreement with Cornell dated December 15, 2005 whereby the parties terminated the Transaction Documents and the respective rights and obligations contained therein. As a result of this provision, none of the parties shall have any rights or obligations under or with respect to the Transaction Documents. Additionally, Cornell surrendered a $650,000 convertible debenture plus unpaid and accrued interest totaling $19,446 in consideration in part for the Debentures. CYOP is registering in this offering the 27,500,000 shares of common stock underlying this warrant.

          Securities Purchase Agreement. On December 15, 2005, we entered into a Securities Purchase Agreement with Cornell Capital Partners. Pursuant to the Securities Purchase Agreement, Cornell Capital Partners purchased secured convertible debentures in the original principal amount of $1,350,000. The debentures have a three-year term and accrues annual interest of 10%. The $700,000 under the secured convertible debenture was disbursed to us upon the execution of the Securities Purchase Agreement on December 15, 2005, will receive another $150,000 within two business days prior to the date the registration statement is filed, provided that the Company has increased its authorized shares to one billion (1,000,000,000) and the Company shall receive $500,000 one business day prior to the date the registration statement is declared effective by the Securities and Exchange Commission. The debentures mature on December 15, 2007 and December 15, 2008, respectively. The secured convertible debentures may be redeemed by us at any time, in whole or in part. We will pay a redemption premium of 20% of the amount redeemed in addition to such redemption. The debentures are convertible from time to time into our common stock of by Cornell for at the price per share of an amount equal to ninety percent (90%) of the lowest average volume weighted average price of our Common Stock, as quoted by Bloomberg, LP, for the thirty (30) trading days immediately preceding the conversion date. We granted Cornell a security interest in certain of its assets pursuant to amended and restated security agreement dated December 15, 2005. Cornell also received five year warrants to purchase 2,970,000 shares of common stock, 1,350,000 shares at an exercise price of $0.05 per share and 1,620,000 shares at an exercise price of $0.06 per share. CYOP is registering in this offering the 2,970,000 shares of common stock underlying this warrant.

          There are certain risks related to sales by Cornell Capital Partners, including:

          The shares underlying the Secured Convertible Debentures will be issued based on discount to the market rate. As a result, the lower the stock price around the time Cornell Capital Partners is issued shares, the greater likelihood that Cornell Capital Partners receives more shares.

          To the extent Cornell Capital Partners sells its common stock, the common stock price may decrease due to the additional shares in the market. This could allow Cornell Capital Partners to sell greater amounts of common stock, the sales of which would further depress the stock price.

          The significant downward pressure on the price of the common stock as Cornell Capital Partners sells material amounts of common stocks could encourage short sales by third parties. This could place further downward pressure on the price of the common stock.

          With respect to the sale of unregistered securities referenced above, all transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 (the “1933 Act”), and Regulation D promulgated under the 1933 Act. In each instance, the purchaser had access to sufficient information regarding CYOP so as to make an informed investment decision. More specifically, we had a reasonable basis to believe that each purchaser was an “accredited investor” as defined in Regulation D of the 1933 Act and otherwise had the requisite sophistication to make an investment in our securities.

Shares Acquired In Asset Purchase Agreement With CYOP

          On December 14, 2005, we closed on the purchase of certain assets from FutureBet Systems, Inc. pursuant to an Asset Purchase Agreement dated November 16, 2005 by and between the Registrant and FutureBet. We purchased the software code of FutureBet system “V.2.4” which includes software for various casino table games and slot machines as well as Internet sports wagering software. We agreed to pay FutureBet $650,000 as follows: (i) $325,000 upon closing, (ii) installments of $30,000 thirty (30) days after the closing and $40,000 sixty (60) days after the closing, and (iii) the balance of $255,000 to be paid upon the effectiveness of a registration statement and concurrent funding with Cornell due payable no later than March 31, 2006. Should the Registrant default in any of the payments or issuance of shares under the Agreement then the rights to the source code shall revert back to FutureBet. Additionally, we will issue to FutureBet upon effectiveness of the registration statement, $550,000 in our common stock or $550,000 cash at our discretion. The 40,740,740 shares of common stock are being registered in FutureBet’s name pursuant to the Asset Purchase Agreement. Prior to any stock issuance, FutureBet will enter into a twelve-month lock-up agreement which will limit the amount sold on a monthly basis dependent on market volume.

USE OF PROCEEDS
RECEIVED FROM THE SECURITIES PURCHASE AGREEMENT

          This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders. There will be no proceeds to us from the sale of shares of common stock in this offering. However, we will receive the proceeds from the issuance of the Secured Convertible Debentures issued to Cornell Capital Partners as described herein.

          We are registering an aggregate 526,810,645 shares of its common stock, consisting of 455,849,905 shares underlying the Secured Convertible Debentures, 30,470,000 shares underlying warrants issued to Cornell Capital Partners and 40,740,740 shares registered in FutureBet Systems, Inc. in connection with the Asset Purchase Agreement.

          For illustrative purposes only, we have set forth below our intended use of proceeds we may receive under the Secured Convertible Debentures. The table assumes estimated offering expenses of $85,000. The figures below are estimates only, and may be changed due to various factors, including the timing of the receipt of the proceeds.

Gross Proceeds	$1,350,000
Estimated Offering Expenses	$85,000
Net Proceeds	$ 1,265,000

USE OF PROCEEDS:
Business Development*	$ 785,500
Infrastructure and Improvements	100,000
Operating Capital	379,500
Total	$ 1,265,000

*includes $650,000 to be utilized in connection with the FutureBet Systems, Inc. Asset Purchase Agreement.

DILUTION

Our net tangible book value as of September 30, 2005 was a deficit of $(2,521,717) or $(0.0076) per share of common stock. Net tangible book value per share is determined by dividing out tangible book value (total tangible assets less total liabilities) by the number of outstanding shares of our common stock. Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to CYOP, our net tangible book value will be unaffected by this offering. The sale of the Secured Convertible Debentures and Warrants pursuant to the Securities Purchase Agreement and the potential issuance of shares pursuant to the Asset Purchase Agreement will have a dilutive impact on our stockholders upon conversion into common stock. The conversion and exercise prices of the aforesaid Debentures and Warrants may be less than your cost to acquire our common shares. In the event of the exercise of these securities, you could suffer substantial dilution of your investment in terms of your percentage ownership in the Company as well as the book value of your common shares. As a result, our net income per share could decrease in future periods, and the market price of our common stock could decline.

PLAN OF DISTRIBUTION

The selling stockholders have advised us that the sale or distribution of our common stock owned by the selling stockholders may be effected by the selling stockholders as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the over-the-counter market or on any other market in which the price of our shares of common stock are quoted or (ii) in transactions otherwise than in the over-the-counter market or in any other market on which the price of our shares of common stock are quoted. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling stockholders or by agreement between the selling stockholders and underwriters, brokers, dealers or agents, or purchasers. If the selling stockholders effect such transactions by selling their shares of common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). The selling stockholders and any broker-dealers or agents that participate in the distribution of the common stock may be deemed to be underwriters, and any profit on the sale of common stock by them and any discounts, concessions or commissions received by any such underwriters, broker-dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended.

          The Debentures are convertible from time to time into our common stock by Cornell for at the price per share of an amount equal to ninety percent (90%) of the lowest average volume weighted average price of the our common stock, as quoted by Bloomberg, LP, for the thirty (30) trading days immediately preceding the conversion date.

          We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents. If any of these other expenses exists, we expect the selling stockholders to pay these expenses. We have agreed to indemnify Cornell Capital Partners and its controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $85,000. The offering expenses consist of: a SEC registration fee of $755.07, printing expenses of $2,500, accounting fees of $15,000, legal fees of $50,000 and miscellaneous expenses of $16,724.93. We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholders.

          Cornell Capital Partners was formed in February 2000 as a Delaware limited partnership. Cornell Capital Partners is a domestic hedge fund in the business of investing in and financing public companies. Cornell Capital Partners does not intend to make a market in our stock or to otherwise engage in stabilizing or other transactions intended to help support the stock price. Prospective investors should take these factors into consideration before purchasing our common stock.

          Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and we have complied with them.

          The selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Registration M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholders are distributing shares covered by this prospectus. The selling stockholders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the SEC.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

          CYOP provides multimedia transactional technology solutions and services for the entertainment industry. CYOP’s range of products and services include financial transaction platforms for on-line video games and integrated e-commerce transaction technology for on-line merchants.

Going Concern

          Our consolidated financial statements have been prepared assuming we will continue as a going concern. We have experienced recurring net losses from operations, which losses have caused a net loss of $1,728,307 for the nine months ended September 30, 2005 and accumulated deficit of $5,133,489. In addition, for the quarter ended September 30, 2005, we had a working capital deficit of $2,091,638 and a working capital deficit of $1,945,453 for the year ended December 31, 2004. These factors, among others, raise substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustment that might result from the outcome of this uncertainty. Assurances cannot be given that adequate financing can be obtained to meet our capital needs. If we are unable to generate profits and unable to continue to obtain financing to meet our working capital requirements, we may have to curtail our business sharply or cease operations altogether. Our continuation as a going concern is dependent upon our ability to generate sufficient cash flow to meet our obligations on a timely basis to retain our current financing, to obtain additional financing, and, ultimately, to attain profitability. Should any of these events not occur, the accompanying financial statements will be adversely effected and we may have to cease operation.

Critical Accounting Policies

          Revenue Recognition

          We derive revenue from providing services on software development and online Internet transaction platform maintenance. Service revenues are recognized when services have been performed and delivered in accordance with service agreements, we have no significant remaining performance requirements, there are no material uncertainties regarding customer acceptance and collection of the resulting receivable is deemed probable.

          Income Taxes

          We have adopted Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes”, which requires us to recognize deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in our financial statements or tax returns using the liability method. Under this method, deferred tax liabilities and assets are determined based on the temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. The effect on deferred income tax assets and liabilities of a change in income tax rates is included in the period that includes the enactment date.

          Stock-Based Compensation

          We have adopted the disclosure-only provisions of SFAS No. 123 “Accounting for Stock-based Compensation.” SFAS 123 encourages, but does not require, companies to adopt a fair value based method for determining expense related to stock-based compensation. We account for stock-based compensation issued to our employees and directors using the intrinsic value method as prescribed under Accounting Principles Board Opinion No. 25 (“APB 25”), “Accounting for Stock Issued To Employees” and related interpretations.

          Goodwill And Other Intangible Assets

          Effective January 1, 2002, we adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”. This statement requires that intangible assets with an indefinite life are not amortized. Intangible assets with a definite life are amortized over its useful life or estimated of its useful life. Indefinite life intangible assets will be tested for impairment annually, and will be tested for impairment between annual tests if any events occur or circumstances change that would indicate that the carrying amount may be impaired. Intangible assets with a definite life are tested for impairment whenever events or circumstances indicate that a carrying amount of an asset (asset group) may not be recoverable. An impairment loss would be recognized when the carrying amount of an asset exceeds the estimated non-discounted cash flows used in determining the fair value of the assets. The amount of the impairment loss to be recorded is calculated by the excess of the assets carrying value over its fair value.

Results Of Operations For The Nine Months Ended September 30, 2005 As Compared To The September Months Ended September 30, 2004.

          Revenue

          For the nine months ended September 30, 2005 we generated revenue of $6,404, from operations. During the nine month period ending September 30, 2004 we generated revenues of $20,116. The reduction in revenues for the comparable period primarily is a reflection of the delay on our launch with Sina.com

          General and Administrative expenses

          General and administrative expenses consist primarily of, legal and audit professional fees, insurance and other general corporate and office expenses, for the nine-month period ending September 30, 2005. General and administrative expenses were $175,688 for the nine months ended September 30, 2005. General and administrative expenses decreased by $14,575 for the nine-month period ended September 30, 2004 from $190,232. This decrease is primarily due to cost cutting measures related to overhead.

          Consultants Fees

          Consultant fees consist of the Company’s contract labor primarily hi-tech services and management. Of the total $1,131,232 expense, $783,000 is for stock issued as compensation. The balance $348,232 is actual cash expenses that have been paid or accrued. For the same nine-month period ended September 30, 2004, the expense was $300,500 in cash and accrued compensation.

          Interest Expense

          Interest expense remained almost the same from $71,137 for the nine months ended September 30, 2005 and $72,257 for the nine months ended September 30, 2004 due to interest amounts on shareholder loans.

          Equity Method Investment

          During the nine months ended September 30, 2005, we recorded $41,128 of losses from our investment in equity securities accounted for by the equity method. We acquired the investment in December 2004.

Results of Operations For Three Months Ended September 30, 2005 As Compared To The Three Months Ended September 30, 2004.

          Revenue

          For the quarter ended September 30, 2005, we generated revenue of $1,371, from operations. For the quarter period ending September 30, 2004, we generated revenues of $4,120. Current revenues are from skill games and our lack of traffic from the launch delay on the Sina.com network.

          Cost of Sales

          Cost of Sales for the three-month period ended September 30, 2005 was $11,505 and for the same three-month period ended September 30, 2004, it was $16,232 all with various third parties marketing companies. This cost of sales is primarily site development and game licensing.

          We expect to continue to incur sales and marketing expenses to further our efforts to increase traffic to our web portal and develop licensee opportunities with gaming portals. These costs will include commissions, salaries, advertising, and other promotional expenses intended to increase traffic to licensees and improve revenue and translation costs. There can be no assurances that these expenditures will result in increased traffic or significant new revenue sources.

          General and Administrative expenses

          General and administrative expenses consist primarily of, legal and audit professional fees, insurance and other general corporate and office expenses, for the three-month period ending September 30, 2005 of $62,731. General and administrative expenses increased by $26,243 for the three-month period ended September 30, 2004 from $36,4889. This increase is primarily due to additional legal costs.

          We expect to continue to incur general and administrative expenses to support the business, and there can be no assurances that the Company will be able to generate sufficient revenue to cover these expenses. The Company will be relying on the equity financing to support the business.

          Consultants Fees

          Consultant fees consist of our contract labor which is comprised of primarily hi-tech services and management. Of the total $128,000 expense in the period, $67,000 was accrued compensation and $61,000 was an actual cash expense.

          Interest Expenses

          Interest expenses of $18,075 is a reflection of accrued interest on shareholder and related party loans. The imputed amount for the same quarter in 2004 was $24,186. This is a reflection of interest expense being accrued on shareholder loans and related party loans at a market rate.

Results Of Operations For The Year Ended December 31, 2004, Compared To The Year Ended December 31, 2003

          Revenue

          Revenue for the fiscal year ended December 31, 2004 decreased to $24,781 from $46,133 for the fiscal year ended December 31, 2003. This decrease is a result of limited marketing.

          Cost Of Sales

          We recorded cost of sales of $95,697 during the year ended December 31, 2004 and $87,226 during the year ended December 31, 2003. This increase is primarily due to a decrease in games licensing costs, coupled with a material expenditure in excess of $50,000 in game development costs and site translation costs.

          Sales And Marketing Expenses

          Sales and marketing expenses decreased to $0 for the year ended December 31, 2004 from $129,804 for the year ended December 31, 2003. This is a result of a management decision to try various methods of driving traffic to the proprietary site www.skillarcade.com without significant expenditures in third party advertising campaigns. Sales and marketing expenses include principally costs for marketing, co-brand advertising and keyword buys for our site and participation in trade shows.

          We expect to again increase sales and marketing expenses to further our efforts to increase traffic to our Web portal and develop licensee opportunities with gaming portals. These costs will include commissions, salaries, advertising, and other promotional expenses intended to increase traffic to licensees and improve revenue. There can be no assurances that these expenditures will result in increased traffic or significant new revenue sources.

          General And Administrative Expenses

          General and administrative expenses consist primarily of contract personnel costs, rent for the our office, legal and audit professional fees, insurance and other general corporate and office expenses, including $317,392 in corporate finance fees to Cornell Capital Partners. This fee was settled with the issuance of our stock. General and administrative expenses decreased to $201,695 for the year ended December 31, 2004 from $298,762 for the year ended December 31, 2003. General and administrative expenses decreased primarily from limiting our operations and our focus on the Equity Distribution Agreement financing and the non-cash expense to Cornell Capital Partners. General and administrative costs also included a significant increase in associated legal fees from clearing the previous registration statement and a non-cash expense increase in imputed interest attributed to management loans to the Company. Unpaid Management fees of $306,693 have been accrued as at December 31, 2004.

          We expect to continue to incur general and administrative expenses to support the business, and there can be no assurances that we will be able to generate sufficient revenue to cover these expenses. We will be relying primarily on our equity financing to support our business.

          Interest Expense

          Interest expense increased to $123,657 in 2004 from $24,379 in 2003. This increase is from demand loans from related parties. This is a result of loans we received from our shareholders and directors accruing interest at 5% per annum at October 1, 2004. Bank charges and interest increased, reflecting the interest costs of a convertible debenture and promissory note from Cornell Capital Partners.

          Loss Per Share And Net Loss

          We ended the year with a net loss of $1,049,505 in 2004, compared to $764,405 in 2003. The net loss position for 2003 includes a non-cash expense of $300,000 in forgiven management fees and reflects a $0.005 per share loss compared to the 2004 per share loss of $0.07.

Liquidity And Capital Resources

          We do not yet have an adequate source of reliable, long-term revenue to fund operations. As a result, we are reliant on outside sources of capital funding. There can be no assurances that we will in the future achieve a consistent and reliable revenue stream adequate to support continued operations.

          We had cash and cash equivalents of $257,045 at September 30, 2005 and a working capital deficit of ($2,091,638) with the deficiency arising primarily from $1,984,030 in loans from directors and convertible debentures from Cornell Capital, compared to a working capital deficit of ($1,680,368) at September 30, 2004 to satisfy requirements for operations for the same period ending September 30, 2004. This reflects the continued commitment by management with an increase of advancing shareholder loans to cover the cost of operations.

          Net cash provided by financing activities for the nine month period ending September 30, 2005 was $1,122,826 for the period originating from common shares purchased by Cornell Capital Partners, a further promissory note from Cornell Capital Partners and settlement of their convertible debenture which compares to $175,000 in net cash provided to CYOP for the same period in 2004.

          During the nine month period ended September 30, 2005, we used cash of $837,049 in operating activities compared to using $179,230 in the prior period ended September 30, 2004. This is a reflection of primarily three things; significant legal expenses and corporate finance fees incurred in connection with the equity financing being undertaken and consulting fees issued with common stock.

          Our future capital requirements will depend on a number of factors, including costs associated with development of our Web portal, the success and acceptance of our new games and the possible partnerships and/or acquisition of complementary businesses, products and technologies. We have sufficient cash and cash equivalents on hand to conduct our operations through the third quarter of 2006.

          CYOP had cash and cash equivalents of $7,337 and a working capital deficiency of ($1,945,453) at December 31, 2004. This compares to cash and cash equivalents of $9,057 and working capital deficiency of ($1,241,078) at December 31, 2003. This reflects the continued commitment by management with an increase of advancing shareholder loans and initial funding from Cornell Capital Partners in the form of promissory notes and a convertible debenture to cover the cost of operations.

          During the year ended December 31, 2004, CYOP used cash of $601,301 in operating activities compared to using $302,087 in the prior year. The 2004 use is adjusted for a note assignment for the discounted value of $1,605,986 in consideration of $1,800,000 in restricted stock of an affiliated company.

          Net cash provided by financing activities was $638,564 in 2004, which compares to $306,891 in 2003. During the year ended December 31, 2004, $100,000 in promissory notes were granted by Cornell Capital Partners and a $125,000 convertible debenture.

          Our future capital requirements will depend on a number of factors, including costs associated with development of our web portal, the success and acceptance of our new games and the possible acquisition of complementary businesses, products and technologies. We are substantially dependent on the equity financing and interim funding from our Chairman and CEO to continue operations.

          The auditors’ report on CYOP’s December 31, 2004 consolidated financial statements contains an explanatory paragraph that states that CYOP has suffered losses and negative cash flows from operations that raise substantial doubt about CYOP’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Off-Balance Sheet Arrangements

          We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

New Accounting Pronouncements

          In January 2003, the Financial Accounting Standard Board (‘FASB”) issued FASB Interpretation No. 46 (FIN 46), “Consolidation of Variable Interest Entities – An Interpretation of Accounting Research Bulletin (ARB) No. 51.” This interpretation addressed the requirements for business enterprises to consolidate related entities that are determined to be the primary economic beneficiary as a result of their variable economic interest. The interpretation is intended to provide guidance in judging multiple economic interests in an entity and in determining the primary beneficiary. The interpretation outlines disclosure requirements for VIEs in existence prior to January 31, 2003, outlines consolidation requirements for VIEs created after January 31, 2003. We have reviewed our major commercial relationships and our overall economic interests with other companies consisting of related parties, vendors, loan creditors and other suppliers to determine the extent of its variable economic interest in these parties. Our review did not result in a determination that could be judged to be the primary economic beneficiary in any material relationships, or that any material entities would be judged to be Variable Interest Entities of CYOP.

          In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (“SFAS No. 149”). This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”. This Statement is effective for contracts entered into or modified after June 30, 2003. We do not expect the implementation of SFAS No. 149 to have a material impact on our consolidated financial statements.

          In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity” (“SFAS No. 150”). This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). This Statement is effective for financial instruments entered into or modified after May 30, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. We do not expect the implementation of SFAS No. 150 to have a material impact on our consolidated financial statements.

          In December 2004, The Financial Accounting Standards Board issued Statement of Financial Accounting Standard number 123r, “Share Based Payments” (“SFAS 123r”) which superseded SFAS 123 and APB No. 25. This statement eliminates the use of the intrinsic method as previously allowed under APB 25 and is effective for small issuers for years ending after December 15, 2005. We do not expect adoption of this statement to have an impact on their operations.

          In December 2004, The Financial Accounting Standards Board issued Statement of Financial Accounting Standard number 153 “Exchanges of Non Monetary Assets – An Amendment of APB No 29”. This statement removed the exemption in APB 29 to the use of the fair value method in certain transactions and is effective for years beginning after June 15, 2005. We do not expect the adoption of this statement to have an impact on their operations.

          In March 2005, The Financial Account Standards Board issued FASB Interpretation No. 47 (“FIN 47”) “Accounting for Conditional Asset retirement Obligations”. This statement requires the recognition of liabilities associated with assets that will be retired in the future be accounted for in the cost of the assets if a reasonable estimate of the fair value of such cost can be made. This interpretation becomes effective for annual statements ending after December 15, 2005. We do not expect the adoption of this statement to have an impact on their operation.

          In May 2005, The Financial Accounting Standards Board issued Statement of Financial Accounting Standard number 154 “Accounting for Changes and Error Corrections, a replacement of APB Opinion No. 20 and FASB Statement

No. 3”. This statement changes the application and reporting of changes in accounting principles and correction of errors. We do not expect the adoption of this statement to have an impact on their operations.

DESCRIPTION OF BUSINESS

Background

The Company was incorporated on October 29, 1999 in as Triple 8 Development Corporation under the laws of the State of Nevada to engage in any lawful business or activity for which corporations may be organized under the laws of the State of Nevada. The Company changed its name to CYOP Systems International Incorporated on October 30, 2000. On November 3, 2000, the Company acquired 100% of the issued and outstanding shares of CYOP Systems Inc., Barbados (“CYOP Barbados”). This transaction was accounted for as a reverse acquisition and a recapitalization.

CYOP Barbados was incorporated under the laws of Barbados on June 20, 2000. On August 31, 2000, CYOP Barbados acquired 100% of the issued and outstanding shares of Moshpit Entertainment Inc., Canada (“Moshpit”), a company incorporated under the laws British Columbia, Canada. CYOP Barbados sold 100% of the issued and outstanding shares of Moshpit by an agreement dated April 1, 2002 to a former stockholder and the sole director. On April 29, 2005 the Company incorporated Red Felt Software under the laws of the United Kingdom.

Business

The Company, and its subsidiaries, is a provider of multimedia transactional technology solutions and services for the entertainment industry. The Company’s range of products and services include financial transaction platforms for on-line video games, licensed online gaming software and integrated e-commerce transaction technology for on-line merchants.

In 2005, the Company embarked on an aggressive strategy to build up its services and productions capabilities by embarking on a number of new ventures. These “business centres” are all subsidiaries of the Company and join the existing divisions of the Company. They are as follows:

CrediPlay Transaction Software

The Company has licensed a proprietary technology called CrediPlay, which essentially combines online games of skill to a database platform that allows players to compete against each other for money. It also houses a transaction platform, not unlike a virtual bank, which allows players to deposit money using their credit cards, pay for the games and ask to withdraw any winnings instantly in real time. This software is utilized as the ecommerce backend for the Company’s games and websites.

SkillArcade.com

www.skillarcade.com is CYOP’s central games portal; an online games destination where people play popular skill games against other players and compete in tournaments to win real money prizes. Games on the site include over the Internet, including Puzzle, Board, Trivia, Learning games, Action Games, Strategy, & Role Play games. Online skill games are games that have been formatted so that the rules of the game eliminate elements of luck, without changing the fundamental nature of what makes the game enjoyable and appealing. Players win cash and/or prizes based on one or more skills including; hand-eye coordination, reaction time, dexterity, spatial memory, long-term memory, pattern recognition, organizational skills, strategic planning, game play knowledge, general knowledge and intelligence.

Each contestant pays an entry fee to enter a tournament and the winner collects all the entry fees paid minus a tournament maintenance fee to CYOP Systems for providing the games, online tournament software and ecommerce banking.

The fees collected by CYOP range between $0.25 cents to $2.00 per game per player. This system of micro-payments is based on users playing multiple games over a user-session online. Tournaments generally run no longer than five minutes and involve five people on average. CYOP’s current hardware configuration can currently operate 10,000 tournaments consecutively at any given time, and the Company has the ability to increase that to 100,000 tournaments consecutively in the near future.

The Company also allows players to play on SkillArcade.com for free, and is planning to monetize these customers by placement of advertising on the website and by converting the free-player database into cash-players through aggressive interactive marketing strategies. SkillArcade.com currently has about 250,000 members.

CrediPlay.com Network

The games found on SkillArcade.com are available to third party operators whereby the third party operator pays a set up fee, and an ongoing percentage of the net revenues to CYOP. The third party operator is responsible for marketing the licensed website and for driving traffic that may be converted into cash play. Licensing in this manner builds brand awareness quickly and is commonplace throughout the online gaming industry.

CrediPlay.cn

The Company reached an agreement to feature CYOP's licensed pool and poker games on an exclusive basis with SINA.com Online, the North American subsidiary of SINA Corporation; a leading online media company and value-added information service provider for China and for global Chinese communities.

The executed joint marketing agreement provides exclusivity to CYOP to be the provider of online poker and online billiards type games on Game Channel pages throughout the SINA’s network sites, including mainland China, United States, Hong Kong and Taiwan. The expected launch date is targeted for the first quarter of 2006 on SINA’s network.

SINA Corporation is the leading online media company and value-added information service provider for China and for Chinese communities worldwide and has more than 100 million registered users. With the most recognized Internet brand in China, SINA has established a network of localized Web sites that target Greater China and overseas Chinese communities. SINA is a publicly traded company on the NASDAQ has close to 2,000 employees in its offices in six cities throughout Asia and the U.S. and maintains a network of four localized Web sites. At December 31, 2004 SINA generated annual net revenue of $200.0 million.

The games on the site are “Play-for-Free” meaning that customers may play the games and enter tournament for free after joining the site and providing personal data about themselves.

The Company intends to monetize the site by selling advertising on the site and within the games, by selling sponsorship opportunities and by renting out the player database to third party advertisers.

Red Felt Software

The Company launched www.redfeltsoftware.com through a newly formed United Kingdom Company, Red Felt Software Ltd., which has been organized as a wholly owned subsidiary of CYOP Systems International Incorporated.

With Red Felt Software Ltd., we will pursue in the iGaming market place turnkey licensing opportunities for enterprises wishing to enter and capitalize in this market space. The United Kingdom is being recognized as a jurisdiction embracing and regulating this sector.

We recently announced an executed agreement with FutureBet Systems Inc., to purchase 40 online casino games and SportsBook software and platform for $1,200,000.00.

We purchased the software code of FutureBet system “V.2.4 which includes software for various casino table games and slot machines as well as Internet sports wagering software. We agreed to pay FutureBet $650,000 as follows: (i) $325,000 upon closing, (ii) installments of $30,000 thirty (30) days after the closing and $40,000 sixty (60) days after the closing, and (iii) the balance of $255,000 to be paid upon the effectiveness of a registration statement and concurrent funding with Cornell Capital Partners, LP (“Cornell Capital”) due payable no later than March 31, 2006. Should we default in any of the payments or issuance of shares under the Agreement then the rights to the source code shall revert back to FutureBet. Additionally, we will issue to FutureBet upon effectiveness of the registration statement, $550,000 in the Registrant’s common stock or $550,000 cash at our discretion. The shares that may be issued to FutureBet will be registered on registration statement to be filed. Prior to any stock issuance, FutureBet will enter into a twelve-month lock-up agreement which will limit the amount sold on a monthly basis dependent on market volume.

Some of the casino features are an icon driven menu system, an intuitive Quick Menu that allows the user to switch to different games in a single click, higher graphics resolution and many other industry revolutionizing features. The software is offered in an Instant Play/No download Flash version and a stand-alone Windows application that is the smallest download online.

The games have been translated in the following 9 languages: Japanese, Spanish, French, Dutch, German, Italian, Korean, Russian, and English.

Casino games that will be in the Company’s tournament software include:

  Blackjack
  American Roulette
  European Roulette
  Mini-Baccarat
  Deuces Wild Video Poker
  Jacks or Better Video Poker
  Joker Wild Video Poker
  Classic Slots
  Cash Bash Slots
  Caribbean Poker
  Ride On Poker
  Pai Gow Poker
  Craps
  Casino War
  Red Dog
  Three Card Poker

The Internet Sports Wagering Software covers North American and International sports and events. The software purchase also includes a full suite of reporting tools designed especially for licensing to third parties.

Online gaming is forecasted to be an industry segment with significantly above-average growth. Gaming consultants Christian Capital forecast that gaming revenue will rise to $22.7 billion by 2009, from $8.2 billion in 2004, an annualized growth rate of 22 percent. Online gaming is also expected to seize an 8.1% share of the worldwide global gaming market according to www.GamingPublic.com.

Red Felt Software is a simple non-download gaming system that can be easily executed and distributed to end-users by any webmaster or administrator. The Company also provides the necessary management experience and support to its licensees and their customers.

The Company intends to begin marketing activities with respect to the licensing of the software to existing portals online gaming operators as well as to traditional casinos. Furthermore, the Company intends to increase the sales force solicit licensing agreements with companies that have global clientele.

These games are being made available to third party operators whereby they pay one-time customization fees, followed by an ongoing percentage of the net revenues to CYOP. The third party operator is responsible for marketing the licensed website and for driving traffic that may be converted into cash play. Licensing in this manner builds brand awareness quickly and is commonplace throughout the online gaming industry.

Red Felt Software Ltd. provides the following services to licensees in exchange for the upfront set up fee, a percentage of the net revenue and a monthly hosting fee:

  Fully built gaming site
  Non-Download gaming software
  Real Time live reporting
  Hosting & Server monitoring
  Credit Card Processing

TenseatPoker.com

The TenSeatPoker.com site will be the flagship play-for-cash poker site featuring the Company’s licensed poker games, and will be marketed with the goal of establishing brand recognition and driving revenues from targeted audience areas. Operated through its subsidiary, Red Felt Software Ltd., the Company announced an executed agreement with Action Poker Gaming Inc., to license their online poker system.

Action Poker Gaming Inc., (APG) is a wholly owned subsidiary of Las Vegas From Home.com Entertainment Inc. (TSX VENTURE: LVH; OTCBB: LVFHF; BERLIN:LVH)

The software includes classic poker games of Texas Hold’em, Omaha and 7 Card Stud, as well favorites such as Omaha Hi. Players will be able to pick from ring game action, daily tournaments with entries to the World Poker Tour, the World Series of Poker and all the major events.

Under the terms of the agreement, APG will be integrating the software at TenSeatPoker.com and will also be supplying CYOP with Chinese cash play versions of the software later in 2006.

The Company has negotiated with a number of payment processors to ensure global payments including the ability to leverage Check 21, laws regulating paper drafts, and new technologies to provide the optimal online payment processing. This also includes direct debit from banking institutions, major credit cards and multiple currencies.

More than 200 online poker sites collectively are generating about $3 billion a year in revenues, equal to 60% of last year's $5 billion in gambling revenues from all of the Las Vegas “Strip”. An estimated 1.7 million players are active online; meaning they've played Internet poker in the past six months and about 150,000 people play on an average day, according to PokerPulse.com.

The Company plans to derive revenues from a percentage of the rake and through processing fees. Rake is the percentage of the pot that the house collects as compensation for hosting the game. The maximum rake in ring games is $3, with a minimum pot size needed for any rake. Tournament style games do not have a rake, but have an entry fee.

TenSeatPoker.com Chinese

The Company will be localizing its TenSeatPoker.com cash play site into traditional and simplified Chinese.

The TensSeatPoker.com site will be translated, leveraging our tournament sponsorship and advertising model with the design to convert players from third-party portals in Asia to a cash play gaming site. The Company is continuing to seek out new partners in Asia who have large vertical portals and who are looking to add content and functionality to their web properties.

Even with its minimal penetration rate, China already ranks second in the world in total Internet users. According to eMarketer, during the 2004-2008 period, the U.S. Internet population will grow at a 2.6% annual rate. In contrast, China's Internet population will grow during the 2004-2008 period by over 14.3% on an annual basis.

The Company plans to derive revenues from a percentage of the rake and through processing fees. Rake is the percentage of the pot that the house collects as compensation for hosting the game. The maximum rake in ring games is $3, with a minimum pot size needed for any rake. Tournament style games do not have a rake, but have an entry fee.

CrediPlay M Games

The Company has begun preliminary talks with mobile developers into launching mobile games. The Company has long realized the potential for wireless gaming and in now doing due diligence on and meeting with mobile platform developers. While games have been provided as a value added service so far, there is a move towards gearing up both subscription and pay-for-play skill based wireless applications. CYOP intends to be the leader in pay for play skill wireless gaming, and is actively working with strategic partners to exploit this niche over the next 12 months.

Carriers are rolling out packages that place emphasis on games, and value added services such as SMS, stock quotes and email. The growth of wireless gaming is the next step in the evolution of the video game industry. While Japan was the leader in wireless gaming technology, Europe has been getting a good reputation in developing SMS, MMS and Java games for a variety of Wireless ASP’s looking to develop their content. Now the US market is heating up, and both carriers and developers are determining how they may profit by the explosion of SMS (“Short Message Service”) and MMS

(“Multimedia Messaging”) technology in the North American marketplace. While games have been provided, as a value added service so far, there is a move towards gearing up both subscription and casino based wireless applications.

Gaming on mobile phones and wireless devices is set to generate revenues of US$19.3 billion by 2009, according to a new report from Juniper Research, and in the short term the report said 2005 would see total mobile gambling revenues pass the US$2 billion mark. The Asia-Pacific region is expected to contribute the largest share of total gross revenues with 39% of the market and Europe follows closely behind with a 37% market share, with the US making up the majority of the remainder.

The Yankee Group says there are already 27 million U.S. users playing games on their handsets, and CYOP intends to introduce its skill gaming model to this growing segment.

The Company intends to monetize its M-games through licensing to third parties and from marketing to mobile players through its proprietary gaming portals.

Credit Card Processing Fees

          Our transaction network receives credit card processing fees for every deposit of cash into a member’s financial account. This e-commerce transactional network is also the backbone for additional ventures, which stem from the CrediPlay network.

Non-Competitive Strategy

          We are committed to the Linux open source movement, which allows our members to share and contribute to the development of games. Our members will have access to all information surrounding game development and game hosting. All resources are available to members except the technology behind our processing network.

          We allow members to use our technology to become pay-for-play game developers and game server operators. This open source strategy creates new business and integrates and binds members to our transaction network.

          We developed the CrediPlay network as a new playing field for the growing number of people playing games on-line.

Distribution Methods Of Our Products And Services

Game And Information Portals

          The dominant gaming portals are located in North America and are in the English language. They include GameSpy, MSN Game Zone, Yahoo! Games, Lycos Games, and Pogo (Electronic Arts). Stung by the overall advertising crunch that has shut down many content sites, operators of free game sites are scrambling for ways to make a consistent profit. The portals that survive will be those that form both short and long-term alliances with other content and service providers, so they can offer new revenue-generating services such as e-commerce, subscription fees, placement fees, and premium content. Those are our primary targets. We are targeting potential licensees because:

CYOP’s intent is to partner with portals and to license to third parties in this market place because:

1.	Existing traffic – these types of sites are well established and they aggressively market themselves to keep their unique and returning visitor numbers high.

2.	Existing databases – these sites have developed large databases of members with sophisticated information.

3.	Software built in English – CrediPlay has been designed in English, so integration is immediate.

4.	Proximity for business development.

5.	Instant revenues – CYOP does not have to spend great amount of resources marketing.

6.	The portals need new revenue sources.

Asia/Europe

          We believe that the opportunity to develop a gaming portal exists in the emerging markets of Asia and Europe. Marketing to these relatively under-developed areas of the e-commerce world costs a fragment of the same in North America. China, Taiwan and Korea are being made a priority as they have a high proportion of gamers, strong Internet growth and readily disposable income. Europe continues to increase in online numbers and the Company has recently localized the software into German, French and Italian. Furthermore, we have partnered with Vertical Portals in Europe to increase our exposure.

          CYOP plans to partner with companies in each market, and to localize its proprietary portal and systems into respective languages. The partner companies will be expected to handle local issues and drive marketing efforts. A summation of why CYOP intends to build global portals is as follows:

1.	Higher share of Network Maintenance Fees through Joint Venture agreements.

2.	First in Market – North America is approximately two to five years ahead of the rest of the Internet world, and there exists an opportunity for start-up ventures.

3.	Relative ease and low cost of marketing – as compared to the Americas.

4.	Long-term revenues – Future growth in the industry will be driven by extra-American countries.

          Our product of providing on-line access to pay-for-play video gaming is not distributed in the conventional sense. Rather, video gamers log on to our Internet site and register at one of the membership levels to enter play. We believe that news of our unique site and pay-for-play concept will spread quickly through the on-line gaming community. If we have available capital, we also propose to advertise at venues such as the computer game developers conference, electronic entertainment exposition and various on-line traditional video game sites.

CYOP Systems And The Video Game Industry

          We intend to position ourselves as an asset to all industry players through an integrated transaction technology.

          Game console developers are creating web browser capabilities within their next generation systems that will enable players to connect to the CrediPlay network.

          Transaction technology within the CrediPlay network creates a means by which game developers can create pay-for-play versions of their games. Developers can utilize the CrediPlay network to market and promote their games.

          CYOP has created a new business model for game server operators. By simply utilizing the CrediPlay network games third party servers, operators can host pay-for-play video games, generating a significant additional source of revenue.

We believe professional game leagues are limited to physical tournament settings or reliance on sponsorships for financing. The CrediPlay network creates a 24-hour market of interactive video gaming where players enter tournaments through their own financial accounts.

How We Plan To Expand Our Business Model

          We intend to capitalize on our experience in the on-line gaming Industry by leveraging our experience and contacts in this, the most profitable sector of the global digital economy. With the ability to integrate with popular online games like bingo, we believe that we have the opportunity to gain acceptance by licensing its software to the mainstream Internet portals and games sites as a viable on going alternative to advertising and subscription-based revenues

          Portals such as Bingo.com have been depending on the Internet advertising model as their sole source of revenues with moderate success. The addition of the <Pay-for-Play> model allows these portals to further capitalize on their existing database; a demographic of repeat game players. The ease of integration allows companies to add to their core business without any software development costs or expensive downtime. One hundred percent automated, the system registers players in tournaments, runs the tournaments and pays the winners instantly.

Operations

          While we do have a history of revenues we also have a history of losses since our inception. If we are unable to generate enough revenue and become profitable, our company will fail.

Management

          While our management has signed agreements they are under no contractual obligation to remain with us and their departure could cause our business to fail. Our directors and our officers have varied business interests and are working for other companies from time to time. Members of management have signed written employment agreements with us only as at January 1, 2003 and have deferred fees as we have not been able to afford to pay management members.

Manufacturing

          We do not engage in any manufacturing activities.

Government Regulation

          There is no government regulation in the United States.

Intellectual Property

          On May 21, 2002, the Company terminated the software development agreement and a software licensing, technical support and operation of customer service and data centre agreement with a related company (related by a common director). As at that date $240,000 license fees were billed with $200,000 remaining unpaid at May 21, 2002.

          In satisfaction of this unpaid amount and in consideration of terminating the agreement the related company assigned all right, title and interest in: the Skill-Bingo Patents and the Skill-Bingo Inventions purchased from FYRC Inc.

          The above has been collectively recorded as intellectual property with an expected useful life of 5 years including:

          the Skill-Bingo game software
          the website located at http://www.bigrbingo.com
          the trademark “BiG’rBingo”
          the BiG’rBingo customer deposits

Competition

          Our competitive position in the on-line pay for play video gaming industry is dependent on our ability to market our system and acquire traffic and affiliates. Even though we believe our system is world class for delivering pay for play games online, it is possible we could receive intense competition from better financed companies with in-house software development capabilities who are able to offer online pay for play video games.

          Management is aware of www.worldwinner.com and www.skilljam.com as some of the few companies, which offer pay for play video gaming with the capacity to credit players in real time. It is likely we will receive competition from other companies offering online pay for play video gaming. These competitors may utilize future off the shelf software systems or custom designed pay for play video software. Our business model is designed to provide financial incentives for game developers and server operators who may otherwise compete against CYOP.

Employees

          At present, we employ three full time employees and no part-time employees. Other services are on contract and for marketing and administration, management and directors are relied upon.

MANAGEMENT

Officers And Directors

          The following table sets forth the names and positions of our executive officers and directors. Our directors are elected at our annual meeting of stockholders and serve for one year or until successors are elected and qualify. Our Board of Directors elect our officers, and their terms of office are at the discretion of the Board, except to the extent governed by an employment contract.

          As of December 31, 2005, our directors and executive officers, their age, positions, the dates of their initial election or appointment as directors or executive officers, and the expiration of their terms are as follows:

Name of Director/Executive Officer	Age	Position	Period Served
Mitch White	43	Chairman of the Board, Chief	February 2001 to present
		Executive Officer and Director
Canon Bryan	32	Chief Financial Officer	January 2006 to present
Randy Peterson	53	Director	February 2005 to present
Michael Ozerkevich	61	Director	March 2005 to present
Scott Carley	30	President	September 2005 to present
Andrea Carley	35	Secretary & Treasurer	February 2003 to present

          Below are the biographies of each of our officers and directors as of December 31, 2005.

          Mr. Mitch White, Chairman, CEO, Vancouver, B.C., Canada

          MITCH WHITE was appointed to his positions on February 14, 2001. Mr. White devotes his time on an as needed basis, which he expects to be approximately 120 hours per month. Mr. White is a director and officer of CYOP Systems International, Inc. From March 1995 to June 1998, Mr. Mitch White held the position of Chairman of the Board of Directors of Starnet Systems International which is a publicly-traded reporting company quoted on the NASD OTC Bulletin Board under the symbol “WGMGY” and on the AIM market in London, England. Starnet Systems developed and implemented computer software designed to process online casino transactions in those jurisdictions in which online gaming is permitted. From June 1998 until the present, Mr. White has been principally engaged in the founding, funding and development of Moshpit Entertainment and its pay for play electronic transactional platform. Mr. White possesses 18 years of experience in sales, marketing and management in the high technology and entertainment industries.

          Mr. Canon Bryan,Chief Financial Officer, Vancouver, B.C., Canada

          CANON BRYAN was appointed Principal Financial Officer on January 17, 2006. Mr. Bryan has over 10 years experience as a financial analyst with mining, biotechnology, information technology companies and financial institutions that are publicly-listed in Cana, the United States and Europe. Since mid-2004, Mr. Bryan has been employed by Uranium Energy Corp., a NASDAQ Bulletin-Board listed company, in the capacity of Vice-President of Finance. From the year 2000 to the present, he was the managing director of his private company, ACB Analytics, providing financial advisory services to private and public companies. From 1999 to 2002, Mr. Bryan was senior financial analyst of Lasik Vision Corporation, a Vancouver Stock Exchange-listed company.

          Mr. Randy Peterson, Director, Vancouver, B.C., Canada

          RANDY PETERSON was appointed to his position on February 22, 2005 as an independent Director. Mr. Peterson is a retired police detective, with a distinguished reputation and is also a judicially recognized gaming expert. As a highly respected member of the gaming community, he is also the inventor of a number of games including skill-bingo and skill-

poker. Mr. Peterson is a disinterested member of the Audit Committee. Mr. Peterson served with the Vancouver Police Department from October 1978 until his retirement on November 30, 2003. As a detective, Mr. Peterson worked primarily in gambling, internal investigations and, for the last two years, was the Departmental Security Officer. Since his retirement, he has worked part-time for Gateway Casinos in their surveillance department and is licensed with the Provincial Government as a security consultant. Mr. Peterson will assist the Company on developing its entry into new product launches, providing solutions for technical issues relating to current research and development, and identifying commercial opportunities for the creation of strategic partnerships.

          Mr. Michael Ozerkevich, Director, Vancouver B.C., Canada

          MICHAEL OZERKEVICH is one of the founding partners of EMC Partners, a management consulting company with clients in Canada, the United States, Europe and the Caribbean where he has worked for seventeen years. Mr. Ozerkevich has acquired a very large and impressive international client base. Mr. Ozerkevich also has many years experience including being a Deputy Minister for the Government of Alberta, a partner in Price Waterhouse (Now PricewaterhouseCoopers), and the author of many publications and reports.

          Mr. Scott Carley, President, Vancouver, B.C., Canada

          SCOTT CARLEY was appointed to his position on September 28th, 2005. With more than 10 years of Internet technology and software experience, Mr. Carley has held executive positions in the online media and gaming industries, including President of SportsBookVIP.com and GamblingVIP.com. And at World Gaming PLC, he was responsible for International Business Development, which included direct sales to new software licensees. Mr. Carley was most recently the Chief Operations Officer for Kouei International Inc., where he oversaw the expansion of their products into the international arena.

          Ms. Andrea Carley, Secretary and Treasurer, Vancouver, B.C., Canada

          ANDREA CARLEY serves as Secretary and Treasurer of Cyop Systems International, Inc. Ms. Carley has a diversified background with over 10 years of Internet and gaming related experience. Ms. Carley was educated at the University of British Columbia in Accounting and Corporate Finance. Ms. Carley joined Cyop Systems in February 2003. Prior to joining Cyop Systems, Ms. Carley worked for Solid Management, a high-tech investment company, where she held various executive positions. Ms. Carley began her career in the accounting department at Starnet Systems International, which is a publicly-traded reporting company quoted on the NASD OTC Bulletin Board under the symbol “WGMGY” and on the AIM market in London, England.

          Family Relationships

          Andrea Carley, our secretary and treasurer, is married to Mitch White, our Chief Executive Officer. Our President, Scott Carley, is Andrea Carley’s brother. There are no other family relationships among the directors or executive officers of CYOP.

          Involvement In Certain Legal Proceedings

          None of our officers, directors, promoters or control persons have been involved in the past five years in any of the following:

          (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

          (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

          (3) Being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, or any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

          (4) Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

          Audit Committee And Financial Expert

          Mr. Peterson serves on CYOP’s audit committee. The audit committee reports to the Board of Directors regarding the appointment of our independent public accountants, the scope and results of our annual audit, compliance with our accounting and financial policies and management’s procedures and policies relative to the adequacy of our internal accounting controls.

          Code Of Ethics

          We have a Code of Ethics, which we adopted on April 7, 2004.

          Executive Compensation

          The following table sets forth, for the fiscal year ended December 31, 2004, information regarding the compensation earned by our Chief Executive Officer and each of our most highly compensated executive officers whose aggregate annual salary and bonus exceeded $100,000, for each of the years indicated (the “Named Executive Officers”), with respect to services rendered by such persons to CYOP and its subsidiaries.

SUMMARY COMPENSATION TABLE

		ANNUAL COMPENSATION				LONG-TERM COMPENSATION
						AWARDS	PAYOUTS
					RESTRICTED	SECURITIES
				OTHER ANNUAL	STOCK	UNDERLYING	LTIP	ALL OTHER
NAME AND PRINCIPAL		SALARY	BONUS	COMPENSATION	AWARD(S)	OPTIONS/SARS	PAYOUTS	COMPENSATION
POSITION	YEAR		($)	($)	($)	(#)	($)	($)

Mitch White	2004	$120,000 (1)	-	-	-	-	-	-
Chairman of the Board ,	2003	-	-	-	-	-	-	-
Chief Executive Officer and
Principal Financial Officer	2002	-	-	-	-	-	--	-

Gordon Samson	2004	$120,000(1)	-	-	-	-	-	-
Former Chief Financial Officer (2)	2003	-	-	-	-	-	-	-
	2002	-	-	-	-	-	-	-
(1)	All compensation in 2004 for Messrs. White and Samson has been deferred other than $18,307.00 paid to Mr. Samson.
(2)	Mr. Samson resigned as Chief Financial Officer on December 21, 2005. As of September 30, 2005, the Company owed Mr. Samson $83,904 pursuant to a loan made to the Company bearing a 5% interest rate.

          Compensation Of Directors

          Directors currently do not receive cash compensation for their services as members of the Board of Directors, although members are reimbursed for expenses in connection with attendance at Board of Directors meetings and specific business meetings. Directors are eligible to participate in our stock option plans. Option grants to directors are at the discretion of the Board of Directors. Compensation received by officers, directors, and management personnel will be determined from time to time by our Board of Directors. Officers, directors, and management personnel will be reimbursed for any out-of-pocket expenses incurred on our behalf.

          Employment Agreements

          In January 2003, CYOP entered into a management contract with Mr. White. The contract can be terminated upon one year’s prior written notice unless there is a change of control. If a change of control occurs, then the contract can be terminated only after two years following such change of control. The following table describes the annual compensation provided under Mr. White’s contract. All compensation in 2003 was forgiven and 2004 has been deferred other than $18,307.00 paid to Mr. Samson. CYOP will continue to accrue and/or pay compensation as necessary.

Name:	Base Compensation:	Bonus Compensation:
Mitch White	$120,000	Up to 120% of base compensation

          If Mitch White is terminated other than for cause or disability or in violation of the change of control, then Mitch White shall be entitled to be paid 200% of such base compensation, plus 200% of such annual incentive bonus.

DESCRIPTION OF PROPERTY

          All our infrastructure and equipment is located in the Westin Building in Seattle, Washington, on a co-location agreement for $1,500 per month. We also have use of as office, rent-free which we use as our headquarters, located at Unit A, 1022 6th Street, Hermosa Beach, California 90254.

LEGAL PROCEEDINGS

          We may be involved from time to time in various claims, lawsuits, disputes with third parties or breach of contract actions incidental to the normal course of business operations. We are currently not involved in any such litigation or any pending legal proceedings that management believes could have a material adverse effect on the our financial position or results of operations.

PRINCIPAL STOCKHOLDERS

Security Ownership Of Certain Beneficial Owners And Management

          The table below sets forth information with respect to the beneficial ownership of our common stock as of March 1, 2005 for (i) any person who we know is the beneficial owner of more than 5% of our outstanding common stock; (ii) each of our directors or those nominated to be directors, and executive officers; and (iii) all of our directors and executive officers as a group. Except as otherwise noted in the footnotes below, the entity, individual Director or Executive Officer has sole voting power an investment power over such securities.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

		Amount and
		Nature of
	Name and Address	Beneficial	Percentage
Title of Class	of Beneficial Owner	Ownership	of Class(1)

Common	Mitch White(2)(3)	76,100,000	22.8%
	5469 Wildwood Crescent
	Tsawwassen, B.C. V4M 359

(1) Applicable percentage of ownership is based on 333,498,160 shares of common stock outstanding as of March 1, 2006 for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting of investment power with respect to securities and securities owned by or for, among others, the spouse and/or minor children of an individual and any other relative who has the same home as such individual. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of March 1, 2006 are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such persons, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2) Includes 49,100,000 shares held by Pacific Rim Consulting. The address of Pacific Rim Consulting is 3076 Sir Francis Drake Highway, Box 3463 Road Town, Tortola, B.V.I. Mitch White is the person with voting and investment power of shares held by Pacific Rim Consulting.

(3) Includes 20,000,000 shares held by Greenday, Inc. The address for Greenday, Inc. is 3076 Sir Francis Drake Highway, Box 3463 Road Town, Tortola, B.V.I. Mitch White is the person with voting and investment power of shares held by Greenday, Inc.

SECURITY OWNERSHIP OF MANAGEMENT

		Amount and
		Nature of
	Name and Address	Beneficial	Percentage
Title of Class	of Beneficial Owner	Ownership	of Class(1)
Common	Mitch White(2)(3)(4) 5469 Wildwood Crescent Tsawwassen, B.C. V4M 3S9 CANADA	76,100,000	22.8%
Common	Andrea Carley(4) 5469 Wildwood Crescent Tsawwassen, B.C. V4M 3S9 CANADA	800,000	*
Common	Scott Carley 5469 Wildwood Crescent Tsawwassen, B.C. V4M 3S9	0	0%
Common	Randy Peterson 40420 Thunderbird Ridge Garibaldi Highlands, B.C. V0N 1T0 CANADA	2,000,000	*
Common	Michael Ozerkevich 2510 Nash Road Bowmanville, Ontario L1C 3K4 CANADA	2,000,000	*
	All directors and executive officers, as a group (5 persons)	80,900,000	24.3%

* Less than 1%.

(1)

Applicable percentage of ownership is based on 333,498,160 shares of common stock outstanding as of March 1, 2006 for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting of investment power with respect to securities and securities owned by or for, among others, the spouse and/or minor children of an individual and any other relative who has the same home as such individual. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of March 1, 2006 are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such persons, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)

Includes 49,100,000 shares held by Pacific Rim Consulting. The address of Pacific Rim Consulting is 3076 Sir Francis Drake Highway, Box 3463 Road Town, Tortola, B.V.I. Mitch White is the person with voting and investment power of shares held by Pacific Rim Consulting.

(3)

Includes 20,000,000 shares held by Greenday, Inc. The address for Greenday, Inc. is 3076 Sir Francis Drake Highway, Box 3463 Road Town, Tortola, B.V.I. Mitch White is the person with voting and investment power of shares held by Greenday, Inc.

(4)	Mitch White and Andrea Carley are married. Their benenficial ownership numbers are not aggregated in this table.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          During the past two years, we have entered into transactions with a value in excess of $60,000 with an officer, director or beneficial owner of 5% or more of our common stock, or with a member of the immediate family of any of the foregoing named persons or entities, as follows:

          (1) Our Chairman and Chief Executive Officer, Mr. Mitch White, has been the primary source of funding. Mr. White has directly advanced total proceeds of $1,039,745 to CYOP. These loans are not secured by any of the assets of CYOP or its subsidiaries and have no specified terms of maturity or any other terms.

          (2) During the fiscal year 2004, we accrued imputed interest of $72,257 at an interest rate of 10% per annum on interest-free loans totaling $1,242,575 from our directors to September 30, 2004. At October 1, 2004 these loans started to accrue interest at 5% per annum. Interest during the period from October 1, 2004 to September 30 30, 2005 on directors loans totaled $53,062. These loans have no specified term of maturity or any other terms.

          (3) On December 1, 2004, by agreement of both parties, CYOP assigned a $1,800,000 promissory note, dated December 1, 2001, and maturing December 14, 2010, to an affiliated company, Gaming Transactions, Inc., in consideration for 25 million restricted shares of Gaming Transactions, Inc.’s common stock. Our Chief Executive Officer, director and shareholder, Mitch White, is a major shareholder of Gaming Transactions, Inc. This transaction has been recorded as an equity investment of $1,674,643.

          (4) CYOP has received the following loans from the following related parties:

(a) Demand Loans Related Party

	September 30,	December 31,
Interest bearing and unsecured at 5% per annum:	2005	2004
Andrea Carley – an officer	$44,098	$25,156
Mitch White – a director, officer and stockholder	1,067,813	1,054,726
Gordon Samson – former director and officer	83,904	104,457
Patrick Smyth	93,590	60,656
	$1,293,321	$1,244,995

(b) Short term Loan

	September 30,	December 31,
Non-Interest bearing and unsecured:	2005	2004
Jack Carley – related to a director and stockholder	$44,625	$44,625
	$44,625	$44,625

(c) Short-term Loan Related Party

	September 30,	December 31,
Interest at 10% per annum:	2005	2004
RedRuth Ventures	$212,725	$212,725
	$212,725	$212,725

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S
COMMON EQUITY AND OTHER STOCKHOLDER MATTERS

(a) Market Information

          Our stock began trading on the Over-the-Counter Bulletin Board in September 2002 under the symbol “CYOS.OB.”

          The following table sets forth the high and low bid prices for our common stock for the periods indicated as reported by the NASDAQ Over-the-Counter Bulletin Board. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

YEAR 2003	High Bid	Low Bid
Quarter Ended March, 31, 2003	$0.0400	$0.0060
Quarter Ended June 30, 2003	$0.0750	$0.0070
Quarter Ended September 30, 2003	$0.3700	$0.0090
Quarter Ended December 31, 2003	$0.1400	$0.0330

YEAR 2004	High Bid	Low Bid
Quarter Ended March 31, 2004	$0.0450	$0.0200
Quarter Ended June 30, 2004	$0.0330	$0.0090
Quarter Ended Sept. 30, 2004	$0.0110	$0.0018
Quarter Ended Dec. 31, 2004	$0.0043	$0.0013

YEAR 2005	High Bid	Low Bid
Quarter Ended March 31, 2005	$0.0265	$0.0018
Quarter Ended June 30, 2005	$0.6000	$0.0070
Quarter Ended September 30, 2005	$0.0566	$0.022
Quarter Ended December 31, 2005	$0.0350	$0.0018

          (b) Holders Of Common Stock

As of March 1, 2006, we had approximately 2,025 shareholders of our common stock and 333,498,160 shares of our common stock were issued and outstanding. The transfer agent and registrar for our common stock is Nevada Agency and Trust Company. Their address is Suite 880, Bank of America Plaza, 50 West Liberty Street, Reno, Nevada 89501, and their telephone number is (775) 322-0626.

          (c) Dividends

We have never declared or paid a cash dividend. There are no restrictions on the common stock or otherwise that limit the ability of us to pay cash dividends if declared by the Board of Directors. The holders of common stock are entitled to receive dividends if and when declared by the Board of Directors, out of funds legally available therefore and to share pro-rata in any distribution to the shareholders. Generally, we are not able to pay dividends if after payment of the dividends, we would be unable to pay our liabilities as they become due or if the value of our assets, after payment of the liabilities, is less than the aggregate of our liabilities and stated capital of all classes. We do not anticipate declaring or paying any cash dividends in the foreseeable future.

          (d) Equity Compensation Plan

			Number of Securities
			Remaining Available
			for Future Issuance
	Number of Securities		Under Equity
	to be Issued Upon	Weighted Average	Compensation Plans
	Exercise of	Exercise Price of	(Excluding Securities
	Outstanding Options,	Outstanding Options,	Reflected in
	Warrants and Rights	Warrants and Rights	Column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders	0	$ 0	0
Equity compensation plans not approved by equity holders	45,000,000	0.0187	0
Total	45,000,000	$ 841,500	0

          (e) Description of Equity Compensation Plans

          2003 Consultant Stock Plan

          Our 2000 Stock Plan (the "2003 Plan"), adopted by the Company on October 21, 2003. Pursuant to the 2003 Plan, it is a ten (10) year plan to grant common shares or right to receive common shares by consultants (per individual agreement) to a maximum 2,500,000 shares (restated for the Company’s stock split). The allocated number of shares includes an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to the stock plan described herein as the result of any future stock split, stock dividend or similar adjustment of the registrant’s outstanding common stock.

          The purpose of the 2003 plan is to advance the interests of the Company by helping the Company obtain and retain the services of persons providing consulting services upon whose judgment, initiative, efforts and/or services the Company is substantially dependent, by offering to or providing those person with incentives or inducements affording such persons an opportunity to become owners of capital stock of the Company.

          On October 29, 2003, we filed with the SEC a registration statement on Form S-8 for the purpose of registering the common shares issuable under the 2003 Plan under the Securities Act of 1933.

          2005 Consultant Stock Plan

          Our 2005 Non-Qualified Stock Option Plan (the "2005 Plan"), adopted by the Company on February 18, 2005, is intended to promote the financial success and interests of the Company and materially increase shareholder value by giving incentives to the eligible officers and other employees and directors of and consultants and advisors to the Company and any present or future subsidiaries of the Company through providing opportunities to acquire stock in the Company.

          We reserved a total of 40,000,000 common shares for issuance under the 2005 Plan. The Stock Plan provides for the grants of common stock. No awards may be issued after the ten year anniversary of the date we adopted the Stock Plan, the termination date for the plan.

          On February 24, 2005, we filed with the SEC a registration statement on Form S-8 for the purpose of registering the common shares issuable under the 2005 Plan under the Securities Act of 1933.

          Stand-Alone Grants

          From time to time our board of directors grants common share purchase options or warrants to selected directors, officers, employees, consultants and advisors in payment of goods or services provided by such persons on a stand-alone basis outside of any of our formal stock plans. The terms of these grants are individually negotiated.

DESCRIPTION OF SECURITIES

General

          Our Articles of Incorporation authorize the issuance of 500,000,000 shares of common stock, $0.0002 par value per share. As of March 1, 2006, there were 333,498,160 outstanding shares of common stock. We do not have preferred stock. Set forth below is a description of certain provisions relating to our capital stock. For additional information, regarding our stock please refer to our Articles of Incorporation and By-Laws.

Common Stock

          Each outstanding share of common stock has one vote on all matters requiring a vote of the stockholders. There is no right to cumulative voting; thus, the holder of fifty percent or more of the shares outstanding can, if they choose to do so, elect all of the directors. In the event of a voluntary of involuntary liquidation, all stockholders are entitled to a pro rata distribution after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. The holders of our common stock have no preemptive rights with respect to future offerings of shares of common stock. Holders of common stock are entitled to dividends if, as and when declared by the Board out of the funds legally available therefore. It is our present intention to retain earnings, if any, for use in its business. The payment of dividends on the common stock are, therefore, unlikely in the foreseeable future.

Preferred Stock

          We have no preferred stock.

Warrants

          We have issued two warrants to purchase 27,500,000 shares of our common stock as a one-time commitment fee under the Equity Distribution Agreement which was subsequently terminated. The first warrant for 15,000,000 shares of our common stock has an exercise price equal to $0.05. The second warrant for 12,500,000 shares of our common stock has an exercise price equal to $0.06. The warrants expire three years from September 2, 2005. Additionally, in connection with the purchase of the Secured Convertible Debentures, we issued Cornell five year warrants to purchase 2,970,000 shares of common stock, 1,350,000 shares at an exercise price of $0.05 per share and 1,620,000 shares at an exercise price of $0.06 per share.

Secured Convertible Debenture

          We issued a secured convertible debenture in the original principal amount of $650,000 to Cornell Capital Partners on September 2, 2005. This convertible debenture plus unpaid and accrued interest totaling $19,446 was surrendered when the Equity Distribution Agreement with Cornell Capital Partners was terminated and in consideration in part for the Debentures that were issued. On December 15, 2005, pursuant to the Securities Purchase Agreement, Cornell Capital Partners purchased secured convertible debentures in the original principal amount of $1,350,000. The debentures have a three-year term and accrues annual interest of 10%. The Debentures mature on December 15, 2007 and December 15, 2008, respectively. The secured convertible debentures may be redeemed by us at any time, in whole or in part. We will pay a redemption premium of 20% of the amount redeemed in addition to such redemption. The Debentures are convertible from time to time into our common stock of by Cornell for at the price per share of an amount equal to ninety percent (90%) of the lowest average volume weighted average price of our Common Stock, as quoted by Bloomberg, LP, for the thirty (30) trading days immediately preceding the conversion date.

Limitation Of Liability: Indemnification

          Section 78.7502 of the Nevada Revised Statutes, as amended (the "NRS") provides that the Company may indemnify any person who was or is a party, or is threatened to be made a party, to any action, suit or proceeding brought by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or other entity. The expenses that are subject to this indemnity include attorneys fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnified party in connection with the action, suit or proceeding. In order for the Company to provide this statutory indemnity, the indemnified party must not be liable under NRS section 78.138 or must have acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company. With respect to a criminal action or proceeding, the indemnified party must have had no reasonable cause to believe his conduct was unlawful.

          NRS section 78.7502 also provides that the Company may indemnify any person who was or is a party, or is threatened to be made a party, to any action or suit brought by or on behalf of the Company by reason of the fact that he is or was serving at the request of the Company as a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or other entity against expenses actually or reasonably incurred by him in connection with the defense or settlement of such action or suit if he is not liable under NRS section 78.138 if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company. The Company may not indemnify a person if the person is judged to be liable to the Company, unless and only to the extent that the court in which such action or suit was brought or another court of competent jurisdiction shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity.

          NRS section 78.7502 requires the Company to indemnify present and former directors or officers against expenses if he has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter.

          As permitted by Nevada law, the Company's Articles of Incorporation, as amended (the "Articles"), contains an article limiting the personal liability of directors, officers or stockholders of the Company. Article Eight of the Company's Articles provides that a director, officer or stockholder of the Company shall not be personally liable for any damages from any breach of fiduciary duty as a director, officer or stockholder, except for liability based on acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or the payment of dividends in violation of NRS section 78.300.

          Article VI of the Company's Bylaws provides that the Company shall have the power to indemnify any person who was or is a party to any proceeding by reason of the fact that such person was a director, officer or other agent of the Company against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such proceeding if that person acted in good faith and in a manner that the person reasonably believed to be in the best interests of the Company and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of that person was unlawful. Further, the Company shall also have the power to indemnify any person who was or is a party to any threatened, pending or completed action by or in the right of the Company to procure a judgment in its favor by reason of the fact that such person is or was a director, officer or other agent of the Company against expenses actually or reasonably incurred by such person in connection with the defense or settlement of that action, if such person acted in good faith, in a manner such person believed to be in the best interests of the Company and its shareholders.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of CYOP pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Anti-Takeover Effects Of Provisions Of The Articles Of Incorporation

          Authorized And Unissued Stock

          The authorized but unissued shares of our common stock are available for future issuance without our stockholders’ approval. These additional shares may be utilized for a variety of corporate purposes including but not limited to future public or direct offerings to raise additional capital, corporate acquisitions and employee incentive plans. The issuance of such shares may also be used to deter a potential takeover of CYOP that may otherwise be beneficial to stockholders by diluting the shares held by a potential suitor or issuing shares to a stockholder that will vote in accordance with CYOP’s Board of Directors’ desires. A takeover may be beneficial to stockholders because, among other reasons, a potential suitor may offer stockholders a premium for their shares of stock compared to the then-existing market price.

          The existence of authorized but unissued and unreserved shares of preferred stock may enable the Board of Directors to issue shares to persons friendly to current management which would render more difficult or discourage an attempt to obtain control of CYOP by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of our management.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANT
ON ACCOUNTING AND FINANCIAL DISCLOSURE

Previous Principal Independent Accountant

          On February 16, 2005, Moore Stephens Ellis Foster Ltd., Chartered Accountants, our independent accountant, resigned.

          During our two most recent fiscal years and all subsequent interim periods preceding the resignation of Moore Stephens, there were no disagreements with Moore Stephens, whether or not resolved, on any matter concerning accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, whether resolved or not resolved to the satisfaction of Moore Stephens, would have caused Moore Stephens to make reference to the subject matter of the disagreements in connection with its reports for such period. Moore Stephens, as our principal independent accountant, did not provide an adverse opinion or disclaimer of opinion to our financial statements, nor modify its opinion as to uncertainty, audit scope or accounting principles during our two most recent fiscal years and all subsequent interim periods preceding the resignation of Moore Stephens. During our two most recent fiscal years and all subsequent interim periods preceding the resignation of Moore Stephens, there have been no disagreements with Moore Stephens or reportable events, as defined in Item 304(a)(1)(iv) of Regulation S-B.

New Principal Independent Accountants

          On February 16, 2005, our Audit Committee approved and authorized the engagement of De Leon & Company P.A. Certified Public Accountants and Consultants, as our independent public accountants. On February 16, 2005, we engaged De Leon, located at 510 NW 159th Lane, Pembroke Pines, Florida 33028, as our principal independent accountant.

          During our two most recent fiscal years, we have not consulted with De Leon with respect to the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on our financial statements, nor received any written or oral advice.

EXPERTS

          The consolidated financial statements for the fiscal years ended December 31, 2004 and 2003, included in this prospectus and incorporated by reference in the registration statement, have been audited by DeLeon & Company, P.A. and Moore Stephens Ellis Foster, Ltd., respectively, as stated in each of their independent auditor’s reports appearing with the financial statements and incorporated by reference in this registration statement. These financial statements are included in reliance upon their reports, given upon their authority as experts in accounting and auditing.

Transfer Agent

          The transfer agent for our common stock is Nevada Agency and Trust Company. Their address is Suite 880, Bank of America Plaza, 50 West Liberty Street, Reno, Nevada 89501, and their telephone number is (775) 322-0626.

LEGAL MATTERS

          The validity of the issuance of the common stock to be sold by the selling stockholders under this prospectus and debentures and warrants was passed upon for our company by Richardson & Patel, LLP.

REPORTS TO SECURITY HOLDERS

          We file annual and quarterly reports with the SEC. In addition, we file additional reports for matters such as material developments or changes. Our executive officers, directors and beneficial owners of 10% or more of our common shares also file reports relative to the acquisition or disposition of our common shares or acquisition, disposition or exercise of our common share purchase options or warrants. These filings are a matter of public record and any person may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. We are not required to deliver an annual report with this prospectus, nor will we do so. However, you may obtain a copy of our annual report, or any of our other public filings, by contacting the Company or from the SEC as mentioned above.

WHERE YOU CAN FIND MORE INFORMATION

          We are subject to the informational requirements of the Securities Exchange Act and must file reports, proxy statements and other information with the SEC. The reports, information statements and other information we file with the Commission can be inspected and copied at the Commission Public Reference Room, 450 Fifth Street, N.W. Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. The Commission also maintains a Web site (http://www.sec.gov) that contains reports, proxy, and information statements and other information regarding registrants, like us, which file electronically with the Commission. Our headquarters are located at Unit A, 1022 6th Street, Hermosa Beach, California 90254. Our phone number at that address is (310) 691-2585.

          This prospectus constitutes a part of a registration statement on Form SB-2 filed by us with the Commission under the Securities Act of 1933. As permitted by the rules and regulations of the Commission, this prospectus omits certain information that is contained in the registration statement. We refer you to the registration statement and related exhibits for further information with respect to us and the securities offered. Statements contained in the prospectus concerning the content of any documents filed as an exhibit to the registration statement (or otherwise filed with the Commission) are not necessarily complete. In each instance you may refer to the copy of the filed document. Each statement is qualified in its entirety by such reference.

          No person is authorized to give you any information or make any representation other than those contained or incorporated by reference in this prospectus. Any such information or representation must not be relied upon as having been authorized. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date of the prospectus.

CYOP SYSTEMS INTERNATIONAL INCORPORATED
Consolidated Financial Statements
(Expressed in U.S. Dollars)

CYOP SYSTEMS INTERNATIONAL INCORPORATED
Consolidated Balance Sheets Unaudited
(Expressed in U.S. Dollars)

	September 30,	December 31,
	2005	2004
ASSETS
Current
Cash and cash equivalents	$257,045	$7,337
Accounts receivable	711	50,058
Prepaid expenses and deposit	143,459	2,440
Total current assets	401,215	59,835
Fixed assets, net	80,125	54,568
Investment in equity – method investee	1,627,157	1,668,285
Intangible assets, net	36,146	57,833
Total assets	$2,144,643	$1,840,521
LIABILITIES
Current
Demand loans related party	$1,334,030	$1,289,620
Accounts payable and accrued liabilities	250,756	288,785
Convertible debenture	650,000	70,000
Player funds on deposit	45,342	44,158
Short-term loan	212,725	212,725
Promissory note	-	100,000
Total current liabilities	2,492,853	2,005,288
Deferred revenue	2,173,507	2,173,822
Total Liabilities	4,666,360	4,179,110

Nature and continuance of operations

STOCKHOLDERS' DEFICIENCY
Share capital
Authorized:
500,000,000 shares of common stock with a par value of $0.00002 per share
Issued, allotted and outstanding:
333,429,702 shares of common stock (2004 - 181,103,355)	6,669	3,623
Additional paid-in capital	2,605,103	1,062,970
Deficit accumulated	(5,133,489)	(3,405,182)
Total stockholders' deficiency	(2,521,717)	(2,338,589)
Total liabilities and stockholders' deficiency	$2,144,643	$1,840,521

The accompanying notes are an integral part of these financial statements.

CYOP SYSTEMS INTERNATIONAL INCORPORATED
Consolidated Statements of Stockholders' Deficiency
Nine Months ended September 30, 2005
(Unaudited) Page 1of 1
(Expressed in U.S. Dollars)

	Common Stock		Additional		Total
			Paid-In	Deficit	Stockholders’
	Shares	Amount	Capital	Accumulated	(Deficiency)

Balance, December 31, 2004	181,103,355	3,623	1,062,970	(3,405,182)	(2,338,589)
Common Stock issued for cash	107,326,347	2,146	760,033		762,179
Common Stock issued for
services	45,000,000	900	782,100		783,000
Net loss for the period				(1,728,307)	(1,728,307)

Balance, September 30, 2005	333,429,702	$6,669	$2,605,103	$(5,133,489)	$(2,521,717)

The accompanying notes are an integral part of these financial statements.

CYOP SYSTEMS INTERNATIONAL INCORPORATED
Consolidated Statements of Operations
(Unaudited) (Expressed in U.S. Dollars)

	For the Three Months Ended		For the Nine Months Ended
	September 30		September 30
	2005	2004	2005	2004
Revenues
Service fees	1,386	2,608	5,695	12,732
Sale – Crediplay – related party (Note 6)	(58)	1,444	315	7,044
Banking fees	43	68	394	340
Total Revenues	1,371	4,120	6,404	20,116
Cost of sales	(11,505)	(16,322)	(47,910)	(79,001)

Gross profit (loss)	(10,134)	(12,202)	(41,506)	(58,885)

Sales and Marketing expenses	(38,000)	-	(94,460)	-
Consultants fees	(128,000)	(99,428)	(1,131,232)	(300,500)
Corporate finance fees	(31,000)	-	(173,156)	(262,500)
General and admin fees	(62,731)	(36,488)	(175,688)	(190,263)

Operating Loss	(269,865)	(148,118)	(1,616,042)	(812,148)
Other income (loss)
Interest income related party	-	28,354	-	81,718
Interest expense	(18,075)	(24,816)	(71,137)	(72,257)
Equity in losses of equity-method investee	(10,289)	-	(41,128)	-
Net loss for the period	(298,229)	(144,580)	(1,728,307)	(802,687)
Loss per share – basic and diluted
Loss from operations	(0.000)	(0.00)	(0.005)	(0.000)
Net loss	(0.000)	(0.00)	(0.006)	(0.000)
Weighted average number of common shares
outstanding	333,429,702	151,711,475	299,368,435	150,446,907

The accompanying notes are an integral part of these financial statements.

CYOP SYSTEMS INTERNATIONAL INCORPORATED
Consolidated Statements of Cash Flows
(Unaudited)
(Expressed in U.S. Dollars)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Cash flows from (used in) operating
activities
Net loss for the period	(298,229)	(144,580)	(1,728,307)	(802,687)
Adjustments to reconcile net loss to net
cash
Used in operating activities:
- amortization of intangible assets	7,229	7,229	21,687	21,687
- depreciation of fixed assets	4,711	4,813	13,558	14,812
- imputed interest on related party loan	-	24,816	-	72,257
- share issuance for services	-	-	899,307	258,490
- investment in equity interest	10,289	-	41,128	-
- accredited to convertible debenture	-	1,195	-	3,763
Changes in assets and liabilities:
- accounts receivable	139,796	98	49,347	-
- interest receivable	-	(20,110)	-	(52,204)
- note receivable related party	-	(5,635)	-	(16,783)
- prepaid expenses	(124,505)	(629)	(141,018)	(629)
- accounts payable and accrued	(11,547)	(21,295)	(38,029)	(22,685)
liabilities
Increase in due from a director	(3,918)	138,424	44,410	358,576
- player funds on deposit	319	757	1,183	(6,783)
- deferred revenue	58	(1,444)	(315)	(7,044)
	(275,797)	(16,361)	(837,049)	(179,230)
Cash flows from (used in) investing
activities
Purchase of fixed assets	-	-	(39,115)	-
	-	-	(39,115)	-
Cash flows from financing activities
Shares issued	-	-	642,826	-
Proceeds from promissory note	(140,000)	-	(100,000)	50,000
Proceeds from convertible debenture	650,000	-	580,000	125,000
	510,000	-	1,122,826	175,000
Increase (decrease) in cash and cash	234,203	(16,361)	246,662	(4,230)
equivalents
Foreign exchange gain (loss) on cash	-	-	3,046	-
held in foreign currency

Cash, beginning of period	22,842	21,188	7,337	9,057
Cash (deficiency), end of period	$257,045	$4,827	$257,045	$4,827
Cash represented by:
Cash on hand	$253,173	$1,698	$253,173	$1,698
Cash with processors	3,872	3,129	3,872	3,129
	$257,045	$4,827	$257,045	$4,827

The accompanying notes are an integral part of these financial statements.

SUPPLEMENTAL CASH FLOW INFORMATION

On December 1, 2004 the Company assigned a discounted promissory note valued at $1,605,986 to a related party company in consideration of 25 million common shares of that company. The common shares acquired are held as an equity interest investment.

1.	Nature and Continuance of Operations

The Company was incorporated on October 29, 1999 in as Triple 8 Development Corporation under the laws of the State of Nevada to engage in any lawful business or activity for which corporations may be organized under the laws of the State of Nevada. The Company changed its name to CYOP Systems International Incorporated on October 30, 2000. On November 3, 2000, the Company acquired 100% of the issued and outstanding shares of CYOP Systems Inc., Barbados (“CYOP Barbados”). This transaction was accounted for as a reverse acquisition and a recapitalization.

CYOP Barbados was incorporated under the laws of Barbados on June 20, 2000. On April 29, 2005 the Company incorporated Red Felt Software under the laws of the United Kingdom.

The Company, and its subsidiaries, is a provider of multimedia transactional technology solutions and services for the entertainment industry. The Company’s range of products and services include financial transaction platforms for on-line video games and integrated e-commerce transaction technology for on-line merchants. These services are considered as one segment only based on internal organizational structure.

These consolidated financial statements have been prepared using the generally accepted accounting principles applicable to a going concern which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Company has suffered recurring losses from operations and has net capital deficiency. The ability of the Company to continue as a going concern is dependent upon many factors, including the ability of the Company to obtain financing to fund working capital requirements, the degree of competition encountered by the Company, technology risks, government regulation and general economic conditions. The Management’s plan in this regard is to raise equity financing as required and keep abreast with the multimedia technology. These consolidated financial statements do not include any adjustments that might result from this uncertainty.

2.	Significant Accounting Policies

	(a)	Basis of Consolidation

These consolidated financial statements, prepared in accordance with accounting principles generally accepted in the United States of America, include the accounts of the Company and its wholly owned subsidiary CYOP Barbados and Red Felt Software, LTD. Significant inter-company accounts and transactions have been eliminated.

	(b)	Accounting Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the period. Actual results may differ from those estimates.

	(c)	Cash Equivalents

For purposes of the statement of cash flows cash equivalents usually consist of highly liquid investments which are readily convertible into cash with maturity of three months or less when purchased.

2.	Significant Accounting Policies (continued)

	(d)	Equity Investments

The Company has certain investment in equity securities. These investments are accounted for using the equity method of accounting if the investment gives the Company the ability to exercise significant influence, but not control, over an investee. Significant influence is deemed to exist if the Company has an ownership interest in the voting stock of the investee of between 20% and 50%, although other factors, such as representation on the investee’s Board of Directors and the impact of commercial arrangements, are considered in determining whether the equity method of accounting is appropriate. The Company records its investment in equity-method investees on the consolidated balance sheet as “Investments in equity- method investees” and its share of the investees’ earnings or losses as “Equity in losses of equity-method investees”.

	(e)	Fixed Assets

Fixed assets are recorded at historical cost. Depreciation is charged to earnings in amounts sufficient to allocate the costs over their estimated useful lives, as follows:

Audio and visual equipment	20% declining-balance basis
Computer hardware	30% declining-balance basis
Computer software	50% declining-balance basis
Office furniture and equipment	20% declining-balance basis
Leasehold improvements	20% straight-line basis

(f)	Revenue recognition

The Company derives revenue from providing services on software development and online internet transaction platform maintenance. Service revenues are recognized when services have been performed and delivered in accordance with service agreements, the Company has no significant remaining performance requirements, there are no material uncertainties regarding customer acceptance and collection of the resulting receivable is deemed probable.

(g)	Software Development Costs

Software development costs incurred prior to the establishment of technological feasibility are charged to expenses as incurred

(h)	Advertising and Promotion

The Company expenses advertising and promotion costs as incurred. Total advertising and promotion costs charged to expenses for the period ended September 30, 2005 amounted to $94,460 (not classified as a separate item) and (2004 - $0.00).

(i)	Foreign Currency Transactions

The Company, CYOP Barbados and Red Felt Software Ltd., maintain their accounting records in the reporting currency. Foreign currency transactions are translated into their reporting currency in the following manner. At the transaction date, each asset, liability, revenue and expense is translated into the reporting currency by the use of the exchange rate in effect at that date. The resulting foreign exchange gains and losses are included in operations. The Company does not have any assets or liabilities in foreign countries or foreign denominations that would create translation income or losses under other comprehensive income.

2.	Significant Accounting Policies (continued)

	(j)	Income Taxes

The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes", which requires the Company to recognize deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns using the liability method. Under this method, deferred tax liabilities and assets are determined based on the temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. The effect on deferred income tax assets and liabilities of a change in income tax rates is included in the period that includes the enactment date.

	(k)	Long-Lived Assets Impairment

Effective January 1, 2002, certain long-term assets of the Company are reviewed when changes in circumstances require consideration as to whether their carrying value has become impaired pursuant to guidance established in Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Management considers assets to be impaired if the carrying value exceeds the future projected cash flows from related operations. If impairment is deemed to exist, the assets will be written down to fair value. Prior to January 1, 2002, the Company evaluated long- term assets of the Company in accordance with SFAS No. 121, Accounting for the Impairment of Long- Lived Assets and for Long-Lived Assets to be Disposed of. The adoption of SFAS No. 144 did not have a material effect on the consolidated financial statements

	(l)	Financial Instruments and Concentration of Risks

Fair value of financial instruments are made at a specific point in time, based on relevant information about financial markets and specific financial instruments. As these estimates are subjective in nature, involving uncertainties and matters of significant judgement, they cannot be determined with precision. Changes in assumptions can significantly affect estimated fair values.

The carrying value of cash and cash equivalents, interest receivable, note receivable, demand loans, accounts payable and accrued liabilities, player funds on deposit and short-term loans approximate their fair values because of the short-term maturity of these instruments.

Financial instruments that potentially subject the Company to concentration of credit risk consist of interest receivable and note receivable, the balances of which are stated on the balance sheet. The Company performs ongoing credit evaluations of its debtors and maintains allowances for possible losses with, when realized, have been within the range of management’s expectations. The Company places its cash in high credit quality financial institutions. The Company does not require collateral or other security to support financial instruments subject to credit risk.

	(m)	Accounting for Derivative Instruments and Hedging Activities

The Financial Accounting Standards Board (“FASB”) issued SFAS No. 133 Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 requires companies to recognize all derivatives contracts as either assets or liabilities in the balance sheet and to measure them at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the designated as a hedging instrument, the gain or loss is recognized in income in the period of change. As at September 30, 2005, the Company has not entered into any derivative contracts either to hedge existing risks or for speculative purposes.

2.	Significant Accounting Policies (continued)

	(n)	Net Income (Loss) Per Share

Basic net income (loss) per share are computed using the weighted-average number of shares of common stock outstanding during the period. Diluted net income (loss) per share incorporates the incremental shares issuable upon the assumed exercise of stock options and other dilutive securities.

	(o)	Stock-based Compensation

The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-based Compensation". SFAS 123 encourages, but does not require, companies to adopt a fair value based method for determining expense related to stock-based compensation. The Company accounts for stock-based compensation issued to employees and directors using the intrinsic value method as prescribed under Accounting Principles Board Opinion No. 25 (“APB 25”), “Accounting for Stock Issued to Employees” and related interpretations.

	(p)	Goodwill and Other Intangible assets

Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets”. This statement requires that intangible assets with an indefinite life are not amortized. Intangible assets with a definite life are amortized over its useful life or estimated of its useful life. Indefinite life intangible assets will be tested for impairment annually, and will be tested for impairment between annual tests if any events occur or circumstances change that would indicate that the carrying amount may be impaired. Intangible assets with a definite life are tested for impairment whenever events or circumstances indicate that a carrying amount of an asset (asset group) may not be recoverable. An impairment loss would be recognized when the carrying amount of an asset exceeds the estimated non-discounted cash flows used in determining the fair value of the assets. The amount of the impairment loss to be recorded is calculated by the excess of the assets carrying value over its fair value.

	(q)	New Accounting Pronouncements

In January 2003, the Financial Accounting Standard Board issued FASB Interpretation No. 46 (FIN 46), Consolidation of Variable Interest Entities – An Interpretation of Accounting Research Bulletin (ARB) No. 51. This interpretation addressed the requirements for business enterprises to consolidate related entities in which they are determined to be the primary economic beneficiary as a result of their variable economic interest. The interpretation is intended to provide guidance in judging multiple economic interests in an entity and in determining the primary beneficiary. The interpretation outlines disclosure requirements for VIEs in existence prior to January 31, 2003, outlines consolidation requirements for VIEs created after January 31, 2003. The company has reviewed its major commercial relationship and its overall economic interests with other companies consisting of related parties, vendors, loan creditors and other suppliers to determine the extent of its variable economic interest in these parties. The review has not resulted in a determination that the Company would be judged to be the primary economic beneficiary in any material relationships, or that any material entities would be judged to be Variable Interest Entities of the Company.

In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities". This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133, "Accounting for Derivative

Instruments and Hedging Activities". This Statement is effective for contracts entered into or modified after June 30, 2003. We do not expect the implementation of SFAS No. 149 to have a material impact on our consolidated financial statements.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity". This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in

2.	Significant Accounting Policies (continued)

some circumstances). This Statement is effective for financial instruments entered into or modified after May 30, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. We do not expect the implementation of SFAS No. 150 to have a material impact on our consolidated financial statements.

In December 2004, The Financial Accounting Standards Board issued Statement of Financial Accounting Standard number 123r, “ Share Based Payments” (“SFAS 123r”) which superseded SFAS 123 and APB No. 25. This statement eliminates the use of the intrinsic method as previously allowed under APB 25 and is effective for small issuers for years ending after December 15, 2005. The Company does not expect adoption of this statement to have an impact on their operations.

In December 2004, The Financial Accounting Standards Board issued Statement of Financial Accounting Standard number 153 “Exchanges of Non Monetary Assets – An Amendment of APB No 29”. This statement removed the exemption in APB 29 to the use of the fair value method in certain transactions and is effective for years beginning after June 15, 2005. The Company does not expect the adoption of this statement to have an impact on their operations.

3.	Investment in equity method investee

At December 31, 2004, The Company’s equity-method investee approximate ownership interest consisted of a 19.99% interest based on the outstanding shares of Gaming Transactions, Inc. (OTC:GGTS). The Company does not have the ability to significantly influence GGTS. Summarized Balance Sheet and Operations information is as follows:

The Company acquired the investment in December 2004 and valued the investment at $1,674,973. During the month of December 2004 the Company recorded a $6,688 loss based on the proportionate share of the investee’s loss which resulted in a reduction in the carrying amount to $1,668,285 at December 31, 2004. During the period January 1, 2005 to September 30, 2005 the Company recorded a further loss of $41,128 reducing the carrying value to $1,627,157.

4.	Fixed assets

		September 30, 2005
		Accumulated	Net book
	Cost	depreciation	Value

Audio and visual equipment	$21,558	$14,607	$6,951
Computer hardware	135,979	64,962	71,018
Computer software	3,088	3,088	-
Office furniture and equipment	9,227	7,070	2,156

Total	$169,852	$89,728	$80,125

		December 31, 2004
		Accumulated	Net book
	Cost	depreciation	Value

Audio and visual equipment	$21,558	$13,450	$8,108
Computer hardware	96,864	52,920	43,944
Computer software	3,088	3,088	-
Office furniture and equipment	9,227	6,711	2,516

Total	$130,737	$76,169	$54,568

For the nine months ended September 30, 2005, depreciation expenses charged to cost of service, software development costs and general and administrative expenses were $13,558 (2004 - $14,812).

5.	Intangible Assets

On May 21, 2002, the Company terminated the software development agreement and a software licensing, technical support and operation of customer service and data centre agreement with a related company (related by a common director). As at that date $240,000 license fees were billed with $200,000 remaining unpaid at May 21, 2002.

In satisfaction of this unpaid amount and in consideration of terminating the agreement the related company assigned all right, title and interest in: the Skill-Bingo Patents and the Skill-Bingo Inventions purchased from FYRC Inc.

The above has been collectively recorded as intellectual property with an expected useful life of 5 years.

the Skill-Bingo game software
the website located at http://www.bigrbingo.com
the trademark “BiG’rBingo”
the BiG’rBingo customer deposits

The changes in the carrying amount of intellectual property as follows:

	2005	2004
Balance, beginning of year	$57,833	$86,749
Accumulated amortization	(21,687)	(28,916)
Balance, end of period	$36,146	$57,833

6.	Loans

(a) Demand Loans Related Party

	September 30,	December 31,
	2005	2004
i. Interest bearing and unsecured at 5% per annum:
- Andrea Carley – an officer	$44,098	$25,156
- Mitch White – a director and stockholder	1,067,813	1,054,726
- Gordon Samson – a director	83,904	104,457
- Patrick Smyth – a director	93,590	60,656
Total	$1,289,404	$1,244,995

(b) Short term Loan

	September 30,	December 31,
i. Non-Interest bearing and unsecured	2005	2004
- Jack Carley – related to a director and stockholder	$44,625	$44,625
Total	$44,625	$44,625

(c) Short-term Loan Related Party

	September 30,	December 31,
	2005	2003

i. Interest at 10% per annum:
- RedRuth Ventures	212,725	212,725

Total	$212,725	$212,725

(d)	Convertible debenture

In connection with the standby equity distribution agreement as filed on March 1, 2004, the Company issued in January 2004 to the Investor $125,000 of convertible debentures that are convertible into shares of common stock at a discounted market price. The convertible debentures are secured by all of Company’s assets, interest bearing at 5% per annum and matured two years from the date of issuance. The Company has the right to redeem the debenture upon 30 days notice for 120% of the amount plus accrued interest. Upon such redemption, the Company will issue the investor a warrant to purchase 50,000 shares of common stock at an exercise price of $0.036 per share for every $100,000 of debentures that were redeemed.

Upon the issuance of the notes, the net proceeds ($125,000) received were allocated between the liability and equity components of the notes.

The outstanding amount as at September 30, 2005 for this convertible debenture is $0.00

On September 2, 2005, the Company executed another Convertible Debenture for $650,000 with Cornell Capital, LLP., with a one (1) year term and accrues annual interest of twelve percent (12%). The Convertible Debentures are also convertible at the holder’s option at a conversion price equal to $0.055, which may be adjusted pursuant to the terms of the Convertible Debentures. The Convertible Debentures are secured by substantially all the assets of the Company. The Convertible Debentures also extinguished a May 4, 2005 note for $200,000 with Cornell Capital,LP. On execution of the May 4 note, $60,000 was advanced and $140,000 recorded as a receivable to be advanced on filing a new SB-2.

6.	Loans (continued)

As at September 30, 2005 outstanding amounts on (the “May 4 Note “) was $0.00.

The outstanding amount as of September 30, 2005 for this convertible debenture is $650,000.

(e) Promissory Notes

On April 8, 2004 the Company executed a Promissory Note (the “Note”) with the Holder, Cornell Capital Partners, LP for $50,000.00. The Note is secured pursuant to the prior Security Agreement dated January 28, 2004 between the Holder and the Company. The Holder is entitled to interest at the rate of twenty four percent (24%) per annum or the highest permitted by applicable law, if lower.

On December 13, 2004 the Company executed a Promissory Note (2) (the “Note 2”) with the Holder, Cornell Capital Partners, LP for $50,000. An issuance of 50,000,000 common shares was also completed at that time in security. The Holder is entitled to interest at the rate of twelve per cent (12%) per annum.

Both notes (the “Note”) and (the “Note 2”) were retired as at March 31, 2005. During the period new notes (the “Note 3”) for $125,000 and (the “Note 4”) for $250,000 were executed and funds advanced from Cornell Capital, LP. Both notes (Note 3 and Note 4) were also retired as at June 30, 2005.

7.	Sale and License-back of Computer Software

On December 14, 2001, the Company sold computer software identified as Crediplay System to the sole director and a major stockholder and creditor of the Company for $3,000,000. The purchase price was settled by retiring $1,200,000 of debt owed to the purchaser and a promissory note for $1,800,000. The promissory note bears interest at 5% per annum with maturity on December 14, 2010. The promissory note is secured through a first priority lien and security interest in the Crediplay System and amount due to Mr. Mitch White (the “Purchaser”) totalling $517,613 (2001 – nil). As at December 31, 2002 the present value of the promissory note is $1,585,034 after calculating at the discount of 7% and accruing interest at 5%. Interest receivable was calculated at 1,800,000 X 5% or $90,000. As at December 31, 2003, the present value of the promissory note is $1,605,986 after calculating at the discount of 7% and accruing interest at 5%. Interest receivable was calculated at $1,800,000 X 5% or $90,000.

Pursuant to a Marketing, Development and Distribution Agreement entered into on the same date, the Crediplay System was licensed back to the Company for a term of 15 years. A licensing fee payable will be calculated on Gross Earnings derived from the Crediplay System as follows:

2002	Gross Earnings x 20%
2003	Gross Earnings x 17%
2004	Gross Earnings x 15%
2005 to 2017	Gross Earnings x 10%

As there have been only minor revenues since inception due to the lack of capitalization of the Company, the Promissory Note for $1.8 million (“the note”) was assigned to an affiliated company, Gaming Transactions Inc., after releasing the guarantee provided by the shareholder loan of Mitch White in consideration of twenty five (25) million shares of restricted stock of Gaming Transactions Inc., (“GGTS) a pink sheet issuer. As at December (Form 8-K filed December 13, 2004) this company was thinly traded and a deemed price of $0.075 per share was used. As no reductions have been made as contemplated in the agreements executed December 31, 2001 and filed on Edgar by Form 8-K on April 15, 2002 a market asset was exchanged to ensure value to the Company.

The development costs of the Crediplay System expended by the Company amounted to approximately $1,273,406 of which $778,348 was expensed previously. Management of the Company has estimated the $3,000,000 value based on the discounted future cash flow projection and the estimate provided by knowledgeable parties of the software.

The gain on the sale of the Crediplay System is calculated as follows:

7.	Sale and License-back of Computer Software (continued)

Sales price
Retirement of loan due to the purchaser	$1,200,000
Present value of $1,800,000 promissory note discounted at 7%
per annum	1,565,452
2,765,452
Software development costs incurred in 2001	(495,058)
Deferred gain 2001	$2,270,394
Recognized gain	(71,842)
Deferred gain 2002	$2,198,552
Recognized gain in 2003	(16,040)
Deferred gain in 2003	$2,182,512
Recognized gain in 2004	(8,690)
Deferred gain 2004	2,173,822
Recognized gain in 2005	(315)
Deferred gain 2005	2,173,507

The deferred gain will continue to be amortized in proportion to the licensing fees payable over the term of the agreement.

8.	Stockholders’ Equity (Deficit)

	(a)	Issuance of Common Shares

During 2004, the Company issued 88,130,195 shares to Cornell Capital LLP including a corporate finance fee including 312,500 to Newbridge Securities Corp as an escrow agent fee and 50,000,000 in escrow in connection with the Standby equity underwriting agreement for financing as originally filed on the Company’s SB-2 on March 1, 2004. During 2005 the Company has issued to September 30, 2005 107,326,347 common shares drawing down the escrow shares as well as new issuances to Cornell Capital, LP with 68,458 common shares remaining in escrow with Cornell Capital, LP.

	(b)	2003 Consultant Stock Plan

On October 21, 2003, the Board of Directors of the Company approved and adopted “2003 Consultant Stock Plan” (“2003 Plan”). Pursuant to the 2003 Plan, it is a ten (10) year plan to grant common shares or right to receive common shares by consultants (per individual agreement) to a maximum 2,500,000 shares (restated for the company’s stock split). The allocated number of shares includes an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to the stock plan described herein as the result of any future stock split, stock dividend or similar adjustment of the registrant's outstanding common stock.

8.	Stockholders’ Equity (Deficit) (continued)

On Feb 18, 2005, the Board of Directors of the Company approved and filed the “2005 Consultant Stock Plan” (“2005 Plan”).

(c) Stock Option

There were no stock options granted for the period ended September 30, 2005

9.	Income Taxes

As at September 30, 2005 the Company has non-capital losses and undepreciated capital cost of approximately $3,400,000 and $80,000, respectively, which can be carried forward for tax purposes and are available to reduce taxable income of future years. The non-capital losses expire commencing in 2006 through 2010.

The tax effect of temporary differences that give rise to the Company’s deferred tax assets are as follows:

	2005	2004
Undepreciated capital cost of capital assets
over their net book value	$ 30,000	$ 19,000
Estimated tax loss carryforward	1,000,000	715,000
Less: valuation allowance	(1,030,000)	(734,000)
	-	-

The valuation allowance reflects the realization of the tax assets is unlikely.

10.	Related Party Transactions

Related party transactions not disclosed elsewhere in the consolidated financial statements are as follows:

(a) The Company to September 30, 2005 has accrued interest of $48,326 at an interest rate of 5% per annum on current loans totaling $1,288,699 from directors of the Company.

(b) See Note 6, and 7.

On December 1, 2004 by agreement (Form 8-K December 13, 2004) the discounted promissory note, face value $1,800,000.00 dated December 1, 2001 and maturing December 14, 2010 (the “note”) was assigned to an affiliated company, Gaming Transactions Inc., (“assignee”) in consideration of 25 million restricted shares of the assignee’s common stock. This has been recorded as an equity investment and is booked as $1,628,657 as of September 30, 2005.

11.	Geographic Information

All the Company’s operations and fixed assets are located in the United States.

DE LEON & COMPANY, P.A.

Report of Independent Registered Public Accounting Firm

We have audited the accompanying consolidated balance sheet of CYOP Systems International Incorporated and Subsidiary as of December 31, 2004, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of CYOP Systems International Incorporated and Subsidiary as of December 31, 2003, were audited by other auditors whose report dated March 12, 2004, expressed an unqualified opinion on those statements and included an explanatory paragraph describing a going concern.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 2004, and the results of its operations and its cash flows for the year ended, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

De Leon & Company, P.A.
Pembroke Pines, Florida
March 25, 2005

MOORE STEPHENS
ELLIS FOSTER LTD.
CHARTERED ACCOUNTANTS

1650 West 1st Avenue
Vancouver, BC Canada V6J 1G1
Telephone: (604) 737-8117 Facsimile: (604) 714-5916

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

CYOP SYSTEMS INTERNATIONAL INCORPORATED

We have audited the consolidated balance sheet of CYOP Systems International Incorporated (“the Company”) as at December 31, 2003, the related consolidated statements of stockholders’ deficiency and the consolidated statements of operations and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2003 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. These consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Vancouver, Canada

“MOORE STEPHENS ELLIS FOSTER”

March 12, 2004
Chartered Accountants

CYOP SYSTEMS INTERNATIONAL INCORPORATED
Consolidated Balance Sheets
December 31, 2004 And 2003
(Expressed in U.S. Dollars)

	2004	2003
ASSETS
Current
Cash and cash equivalents	$7,337	$9,057
Accounts receivable	50,058	-
Prepaid expenses and deposit	2,440	2,500
Total Current Assets	59,835	11,557

Note receivable related party	-	1,605,986
Fixed assets	54,568	73,502
Investment in equity – method investee	1,668,285	-
Intangible assets	57,833	86,749
Total Assets	$1,840,521	$1,777,794
LIABILITIES
Current
Demand loans related party	$1,289,620	$779,129
Accounts payable and accrued liabilities	288,785	211,714
Convertible debenture	70,000	-
Player funds on deposit	44,158	49,067
Short-term loan	212,725	212,725
Promissory note	100,000	-
Total Current Liabilities	2,005,288	1,252,635
Deferred Revenue	2,173,822	2,182,512
Total Liabilities	$4,179,110	$3,435,147

NATURE AND CONTINUANCE OF OPERATIONS

STOCKHOLDERS’ DEFICIENCY
Share capital
Authorized:
500,000,000 shares of common stock with a par value of $0.00002 per share
Issued, allotted and outstanding:
181,103,355 shares of common stock (2003 - 142,973,410)	3,623	2,860
Additional Paid-In Capital	1,062,970	695,464
Deficit Accumulated	(3,405,182)	(2,355,677)
Total Stockholders’ Deficiency	(2,338,589)	(1,657,353)
Total Liabilities And Stockholders’ Deficiency	$1,840,521	$1,777,794

The accompanying notes are an integral part of these financial statements.

CYOP SYSTEMS INTERNATIONAL INCORPORATED
Consolidated Statement Of Stockholders’ Deficiency
Years Ended December 31, 2004 And 2003
(Expressed in U.S. Dollars)
Page 1 of 3

	Common Stock
			Additional		Total
			Paid-In	Deficit	Stockholders’
	Shares	Amount	Capital	Accumulated	(Deficiency)
Balance, December 31, 2002	142,373,410	2,848	284,551	(1,591,272)	(1,303,873)
Shares issued for capital equipment at $0.06 per
share on September 30, 2003	600,000	12	35,988	-	36,000
Imputed interest on loan due to a related party	-	-	74,925	-	74,925
Management fees forgiven		-	300,000	-	300,000
Components of comprehensive income
foreign currency translation adjustment	-	-	-	-	-
net income for the year	-	-	-	(764,405)	(764,405)
Comprehensive income (loss)
Balance, December 31, 2003	142,973,410	$2,860	$695,464	$(2,355,677)	$(1,657,353)

The accompanying notes are an integral part of these financial statements.

CYOP SYSTEMS INTERNATIONAL INCORPORATED
Consolidated Statement Of Stockholders’ Deficiency
Years Ended December 31, 2004 And 2003
(Expressed in U.S. Dollars)
Page 2 of 3

	Common Stock
			Additional		Total
			Paid-In	Deficit	Stockholders
	Shares	Amount	Capital	Accumulated	(Deficiency)
Balance, December 31, 2003	142,973,410	2,860	695,464	(2,355,677)	(1,657,353)
Shares issued for legal services at $0.03995 per share on January 27, 2004	212,500	4	7,434	-	7,438
Shares issued for corporate finance fees at $0.032 per share on January 27, 2004	7,500,000	150	262,350	-	262,500
Shares issued for escrow agent services at $0.032 per share on January 27, 2004	312,500	6	10,931	-	10,937
Shares issued to Cornell Capital at $0.0032 per share on September 9, 2004	3,125,000	63	12,437	-	12,500
Shares issued to Cornell Capital at $0.0011 per share on November 5, 2004	4,545,454	91	11,273	-	11,364
Shares issued to Cornell Capital at $0.0015 per share on November 10, 2004	3,333,333	67	7,266	-	7,333
Shares issued to Cornell Capital at $0.0013 per share on November 16, 2004	3,846,154	77	8,385	-	8,462
Shares issued to Cornell Capital at $0.0185 per share on November 23, 2004	5,405,405	108	16,108	-	16,216
Balance, December 31, 2004	171,253,506	$3,426	$1,031,648	$(2,355,677)	$(1,320,603)

The accompanying notes are an integral part of these financial statements.

CYOP SYSTEMS INTERNATIONAL INCORPORATED
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIENCY
YEARS ENDED DECEMBER 31, 2004 AND 2003
(Expressed in U.S. Dollars)
Page 3 of 3

	Common Stock
			Additional		Total
			Paid-In	Deficit	Stockholders
	Shares	Amount	Capital	Accumulated	(Deficiency)
(continued from page 1)
Balance, Forward	171,253,506	3,426	1,031,648	(2,355,677)	(1,320,603)
Shares issued to Cornell Capital at $0.00185 per share on November 30, 2004	5,405,405	108	17,189	-	17,297
Shares issued to Cornell Capital at $0.00185 per share on November 30, 2004	4,444,444	89	14,133	-	14,222
Net loss for the year	-	-	-	(1,049,505)	(1,049,505)
Balance, December 31, 2004	181,103,355	$3,623	$1,062,970	$(3,405,182)	$(2,338,589)

The accompanying notes are an integral part of these financial statements.

CYOP SYSTEMS INTERNATIONAL INCORPORATED
Consolidated Statements of Operations
Years ended December 31, 2004 and 2003
(Expressed in U.S. Dollars)

	2004	2003
Revenue
Sales – Crediplay	$8,690	$16,040
Service fees	15,706	28,989
Banking fees	385	1,104
Ad sales	-	-
	24,781	46,133
Cost of sales	95,697	87,226
	(70,916)	(41,093)

Sales and marketing expenses	-	(129,804)
Consultants fees	(410,874)	-
Corporate Finance fees	(317,392)	-
General and Admin fees	(201,695)	(298,762)
Salaries and benefits	-	(381,319)

Operating loss	(1,000,877)	(850,978)
Other income (loss)

Interest income related party	81,717	110,952
Interest Expense	(123,657)	(24,379)
Equity in losses of equity-method investee	(6,688)	-
Net loss for the year	(1,049,505)	(764,405)
Loss per share – basic and diluted
Loss from operations
Loss from operations	$(0.006)	$(0.006)
Net Loss	$(0.007)	$(0.005)
Weighted average number of common
shares outstanding - basic and diluted	154,426,228	142,463,870

The accompanying notes are an integral part of these financial statements.

CYOP SYSTEMS INTERNATIONAL INCORPORATED
Consolidated Statements of Cash Flows
Years Ended December 31, 2004 and 2003
(Expressed in U.S. Dollars)

	2004	2003

Cash flows from (used in) operating activities
Net loss for the year	$(1,049,505)	$(764,405)
Adjustments to reconcile net loss to net cash
Used in operating activities:
amortization of intangible assets	28,916	28,916
depreciation of fixed assets	18,934	21,451
imputed interest on related party loan	72,257	74,925
shares issuance for services	258,490	-
forgiveness of debt – related parties	-	300,000
accredited to convertible debenture	6,073	-
Changes in assets and liabilities:
accounts receivable	-	-
note receivable related party	-	(20,952)
prepaid expenses and deposit	60	(2,500)
accounts payable and accrued liabilities	77,071	64,234
player funds on deposit	(4,909)	12,284
deferred revenue	(8,690)	(16,040)
	(601,301)	(302,087)
Cash flows from (used in) investing activities
Proceeds from disposal of fixed assets	-	-
Increase in software development costs	-	-
Purchase of investments	-	-
Purchase of fixed assets	-	-
	-	-
Cash flows from (used in) financing activities
Shares issued	-	-
Increase in due from director	468,564	306,891
Proceeds from promissory note	100,000	-
Proceeds from convertible debenture	70,000	-
	638,564	306,891
Increase in cash and cash equivalents	37,263	4,804
Effect of exchange rate on cash	(38,983)	-

Cash and cash equivalents, beginning of year	9,057	4,253
Cash and cash equivalents , end of year	$7,337	$9,057
Cash and cash equivalents represented by:
Cash	$4,186	$5,633
Cash with processors	3,151	3,424
	$7,337	$9,057

The accompanying notes are an integral part of these financial statements.

SUPPLEMENTAL CASH FLOW INFORMATION

On December 1, 2004 the Company assigned a discounted promissory note valued at $1,605,986 to a related party company in consideration of 25 million common shares of that company. The common shares acquired are held as an equity interest investment.

CYOP SYSTEMS INTERNATIONAL INCORPORATED
Notes to Consolidated Financial Statements
Years Ended December 31, 2004 and 2003
(Expressed in U.S. dollars)

NOTE 1 - NATURE AND CONTINUANCE OF OPERATIONS

The Company was incorporated on October 29, 1999 in as Triple 8 Development Corporation under the laws of the State of Nevada to engage in any lawful business or activity for which corporations may be organized under the laws of the State of Nevada. The Company changed its name to CYOP Systems International Incorporated on October 30, 2000. On November 3, 2000, the Company acquired 100% of the issued and outstanding shares of CYOP Systems Inc., Barbados (“CYOP Barbados”). This transaction was accounted for as a reverse acquisition and a recapitalization.

CYOP Barbados was incorporated under the laws of Barbados on June 20, 2000. On August 31, 2000, CYOP Barbados acquired 100% of the issued and outstanding shares of Moshpit Entertainment Inc., Canada (“Moshpit”), a company incorporated under the laws British Columbia, Canada. CYOP Barbados sold 100% of the issued and outstanding shares of Moshpit by an agreement dated April 1, 2002 to a former stockholder and the sole director

The Company, and its subsidiary, is a provider of multimedia transactional technology solutions and services for the entertainment industry. The Company’s range of products and services include financial transaction platforms for on-line video games and integrated e-commerce transaction technology for on-line merchants. These services are considered as one segment only based on internal organizational structure.

These consolidated financial statements have been prepared using the generally accepted accounting principles applicable to a going concern which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Company has suffered recurring losses from operations and has a net capital deficiency. The ability of the Company to continue as a going concern is dependent upon many factors, including the ability of the Company to obtain financing to fund working capital requirements, the degree of competition encountered by the Company, technology risks, government regulation and general economic conditions. The Management’s plan in this regard is to raise equity financing as required and keep abreast with the multimedia technology. These consolidated financial statements do not include any adjustments that might result from this uncertainty.

In fiscal year 2003, the company completed a stock split, which five (5) new shares were exchanged for every one (1) old share. The consolidated financial statements have been restated to reflect the stock split.

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES

(a) Basis of Consolidation

These consolidated financial statements, prepared in accordance with accounting principles generally accepted in the United States of America, include the accounts of the Company and its wholly owned subsidiary CYOP Barbados. Significant inter-company accounts and transactions have been eliminated.

(b) Accounting Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the period. Actual results may differ from those estimates.

(c) Cash Equivalents

For purposes of the statement of cash flows cash equivalents usually consist of highly liquid investments which are readily convertible into cash with maturity of three months or less when purchased.

CYOP SYSTEMS INTERNATIONAL INCORPORATED
Notes to Consolidated Financial Statements
Years Ended December 31, 2004 and 2003
(Expressed in U.S. dollars)
(continued)

(d) Equity Investments

The Company has certain investment in equity securities. These investments are accounted for using the equity method of accounting if the investment gives the Company the ability to exercise significant influence, but not control, over an investee. Significant influence is deemed to exist if the Company has an ownership interest in the voting stock of the investee of between 20% and 50%, although other factors, such as representation on the investee’s Board of Directors and the impact of commercial arrangements, are considered in determining whether the equity method of accounting is appropriate. The Company records its investment in equity-method investees on the consolidated balance sheet as “Investments in equity-method investees” and its share of the investees’ earnings or losses as “Equity in losses of equity-method investees”.

(e) Fixed Assets

Fixed assets are recorded at historical cost. Depreciation is charged to earnings in amounts sufficient to allocate the costs over their estimated useful lives, as follows:

Audio and visual equipment	20% declining-balance basis
Computer hardware	30% declining-balance basis
Computer software	50% declining-balance basis (2003 – 100%)
Office furniture and equipment	20% declining-balance basis
Leasehold improvements	20% straight-line basis

(f) Revenue recognition

The Company derives revenue from providing services on software development and online internet transaction platform maintenance. Service revenues are recognized when services have been performed and delivered in accordance with service agreements, the Company has no significant remaining performance requirements, there are no material uncertainties regarding customer acceptance and collection of the resulting receivable is deemed probable.

(g) Software Development Costs

Software development costs incurred prior to the establishment of technological feasibility are charged to expenses as incurred.

(h) Advertising and Promotion

The Company expenses advertising and promotion costs as incurred. Total advertising and promotion costs charged to expenses for the year ended December 31, 2004 amounted to $280.00 (not classified as a separate item) and (2003 -$129,804).

(i) Foreign Currency Transactions

The Company and CYOP Barbados maintain their accounting records in the reporting currency. Foreign currency transactions are translated into their reporting currency in the following manner. At the transaction date, each asset, liability, revenue and expense is translated into the reporting currency by the use of the exchange rate in effect at that date. The resulting foreign exchange gains and losses are included in operations. The Company does not have any assets or liabilities in foreign countries or foreign denominations or would created translation income or losses under other comprehensive income.

(j) Income Taxes

The Company has adopted Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes”, which requires the Company to recognize deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in the Company’s financial statements or tax returns using the liability method. Under this method, deferred tax liabilities and assets are determined based on the temporary differences between the financial statement

CYOP SYSTEMS INTERNATIONAL INCORPORATED
Notes to Consolidated Financial Statements
Years Ended December 31, 2004 and 2003
(Expressed in U.S. dollars)
(continued)

and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. The effect on deferred income tax assets and liabilities of a change in income tax rates is included in the period that includes the enactment date.

(k) Long-Lived Assets Impairment

Effective January 1, 2002, certain long-term assets of the Company are reviewed when changes in circumstances require consideration as to whether their carrying value has become impaired pursuant to guidance established in Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS 144”). Management considers assets to be impaired if the carrying value exceeds the future projected cash flows from related operations. If impairment is deemed to exist, the assets will be written down to fair value. Prior to January 1, 2002, the Company evaluated long-term assets of the Company in accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. The adoption of SFAS No. 144 did not have a material effect on the consolidated financial statements

(l) Financial Instruments and Concentration of Risks

Fair value of financial instruments are made at a specific point in time, based on relevant information about financial markets and specific financial instruments. As these estimates are subjective in nature, involving uncertainties and matters of significant judgment, they cannot be determined with precision. Changes in assumptions can significantly affect estimated fair values.

The carrying value of cash and cash equivalents, interest receivable, note receivable, demand loans, accounts payable and accrued liabilities, player funds on deposit and short-term loans approximate their fair values because of the short-term maturity of these instruments.

Financial instruments that potentially subject the Company to concentration of credit risk consist of interest receivable and note receivable, the balances of which are stated on the balance sheet. The Company performs ongoing credit evaluations of its debtors and maintains allowances for possible losses with, when realized, have been within the range of management’s expectations. The Company places its cash in high credit quality financial institutions. The Company does not require collateral or other security to support financial instruments subject to credit risk.

(m) Accounting for Derivative Instruments and Hedging Activities

The Financial Accounting Standards Board (“FASB”) issued SFAS No. 133 Accounting for Derivative Instruments and Hedging Activities (“SFAS No. 133”). SFAS No. 133 requires companies to recognize all derivatives contracts as either assets or liabilities in the balance sheet and to measure them at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the designated as a hedging instrument, the gain or loss is recognized in income in the period of change. As at December 31, 2004, the Company has not entered into any derivative contracts either to hedge existing risks or for speculative purposes.

(n) Net Income (Loss) Per Share

Basic net income (loss) per share are computed using the weighted-average number of shares of common stock outstanding during the period. Diluted net income (loss) per share incorporates the incremental shares issuable upon the assumed exercise of stock options and other dilutive securities. Diluted income (loss) per share is equal to the basic income (loss) per share as the stock options to acquire 25,000 common shares that are outstanding at December 31, 2003 are not dilutive.

(o) Stock-based Compensation

The Company has adopted the disclosure-only provisions of SFAS No. 123, “Accounting for Stock-based Compensation” (“SFAS 123”). SFAS 123 encourages, but does not require, companies to adopt a fair value based method for determining

CYOP SYSTEMS INTERNATIONAL INCORPORATED
Notes to Consolidated Financial Statements
Years Ended December 31, 2004 and 2003
(Expressed in U.S. dollars)
(continued)

expense related to stock-based compensation. The Company accounts for stock-based compensation issued to employees and directors using the intrinsic value method as prescribed under Accounting Principles Board Opinion No. 25 (“APB 25”), “Accounting for Stock Issued to Employees” and related interpretations.

(p) Goodwill and Other Intangible assets

Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets”. This statement requires that intangible assets with an indefinite life are not amortized. Intangible assets with a definite life are amortized over its useful life or estimated of its useful life. Indefinite life intangible assets will be tested for impairment annually, and will be tested for impairment between annual tests if any events occur or circumstances change that would indicate that the carrying amount may be impaired. Intangible assets with a definite life are tested for impairment whenever events or circumstances indicate that a carrying amount of an asset (asset group) may not be recoverable. An impairment loss would be recognized when the carrying amount of an asset exceeds the estimated non-discounted cash flows used in determining the fair value of the assets. The amount of the impairment loss to be recorded is calculated by the excess of the assets carrying value over its fair value.

(q) New Accounting Pronouncements

In January 2003, the Financial Accounting Standard Board issued FASB Interpretation No. 46 (FIN 46), Consolidation of Variable Interest Entities – An Interpretation of Accounting Research Bulletin (ARB) No. 51. This interpretation addressed the requirements for business enterprises to consolidate related entities in which they are determined to be the primary economic beneficiary as a result of their variable economic interest. The interpretation is intended to provide guidance in judging multiple economic interests in an entity and in determining the primary beneficiary. The interpretation outlines disclosure requirements for VIEs in existence prior to January 31, 2003, outlines consolidation requirements for VIEs created after January 31, 2003. The company has reviewed its major commercial relationship and its overall economic interests with other companies consisting of related parties, vendors, loan creditors and other suppliers to determine the extent of its variable economic interest in these parties. The review has not resulted in a determination that the Company would be judged to be the primary economic beneficiary in any material relationships, or that any material entities would be judged to be Variable Interest Entities of the Company.

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”. This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133, “Accounting for Derivative

Instruments and Hedging Activities”. This Statement is effective for contracts entered into or modified after June 30, 2003. We do not expect the implementation of SFAS No. 149 to have a material impact on our consolidated financial statements.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity” (“SFAS No. 150”). This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). This Statement is effective for financial instruments entered into or modified after May 30, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. We do not expect the implementation of SFAS No. 150 to have a material impact on our consolidated financial statements.

In December 2004, The Financial Accounting Standards Board issued Statement of Financial Accounting Standard number 123r, “ Share Based Payments” (“SFAS 123r”) which superseded SFAS 123 and APB No. 25. This statement eliminates the use of the intrinsic method as previously allowed under APB 25 and is effective for small issuers for years ending after December 15, 2005. The Company does not expect adoption of this statement to have an impact on their operations.

In December 2004, The Financial Accounting Standards Board issued Statement of Financial Accounting Standard number 153 “Exchanges of Non Monetary Assets – An Amendment of APB No 29”. This statement removed the exemption in APB

CYOP SYSTEMS INTERNATIONAL INCORPORATED
Notes to Consolidated Financial Statements
Years Ended December 31, 2004 and 2003
(Expressed in U.S. dollars)
(continued)

29 to the use of the fair value method in certain transactions and is effective for years beginning after June 15, 2005. The Company does not expect the adoption of this statement to have an impact on their operations.

NOTE 3. INVESTMENT IN EQUITY METHOD INVESTEE

At December 31, 2004, the Company’s equity-method investee approximate ownership interest consisted of a 19.99% interest based on the outstanding shares of Gaming Transactions, Inc. (OTC:GGTS). The Company has the ability to significantly influence GGTS. Summarized Balance Sheet and Operations information is as follows:

Balance Sheet	2004
Current assets	$9,281
Non current assets	$688,783
Current Liabilities	$2,225
Non current liabilities	$785,320
Operations
Net sales	$ -
Gross profits	$ -
Net loss	$(33,440)

The Company acquired the investment in December 2004 and valued the investment at $1,674,973. During the month of December 2004, the Company recorded a $6,688 loss based on the proportionate share of the investee’s loss which resulted in a reduction in the carrying amount to $1,668,285 at December 31, 2004.

NOTE 4. FIXED ASSETS

		December 31, 2003
		Accumulated	Net Book
	Cost	Depreciation	Value
Audio and visual equipment	$21,558	$11,576 $	9,982
Computer hardware	96,864	36,441	60,423
Computer software	3,088	3,088	-
Office furniture and equipment	9,227	6,130	3,097
Total	$130,737	$57,235 $	73,502

		December 31, 2004
		Accumulated	Net Book
	Cost	Depreciation	Value
Audio and visual equipment	$21,558	$13,450 $	8,108
Computer hardware	96,864	52,920	43,944
Computer software	3,088	3,088	-
Office furniture and equipment	9,227	6,711	2,516
Total	$130,737	$76,169 $	54,568

CYOP SYSTEMS INTERNATIONAL INCORPORATED
Notes to Consolidated Financial Statements
Years Ended December 31, 2004 and 2003
(Expressed in U.S. dollars)
(continued)

For the year ended December 31, 2004, depreciation expenses charged to cost of service, software development costs and general and administrative expenses were $18,934 (2003 - $21,451).

NOTE 5. INTANGIBLE ASSETS

On May 21, 2002, the Company terminated the software development agreement and a software licensing, technical support and operation of customer service and data centre agreement with a related company (related by a common director) was terminated. As at that date $240,000 license fees were billed with $200,000 remaining unpaid at May 21, 2002.

In satisfaction of this unpaid amount and in consideration of terminating the agreement the related company assigned all right, title and interest in:

the Skill-Bingo Patents and the Skill-Bingo Inventions purchased from FYRC Inc.

the Skill-Bingo game software

the website located at http://www.bigrbingo.com

the trademark “BiG’rBingo”

the BiG’rBingo customer deposits

The above has been collectively recorded as intellectual property with an expected useful life of 5 years.

The changes in the carrying amount of intellectual property as follows:

	2004	2003
Balance, beginning of year	$86,749	$115,665
Intangible assets acquired during the period
- intellectual property	-	-
Impairment of intangible assets during the period	-
Fair market value
Accumulated amortization	(28,916)	(28,916)
Balance, end of year	$57,833	$86,749

CYOP SYSTEMS INTERNATIONAL INCORPORATED
Notes to Consolidated Financial Statements
Years Ended December 31, 2004 and 2003
(Expressed in U.S. dollars)
(continued)

NOTE 6. LOANS

(a) Demand Loans Related Party

	December 31,	December 31,
	2004	2003
i. Interest bearing and unsecured at 5% per annum:
- Andrea Carley – an officer	$25,156	$-
- Mitch White – a director and stockholder (non-interest bearing in 2003)	1,054,726	731,797
- Gordon Samson – a former officer and director (non-interest bearing in 2003)	104,457	2,707
- Patrick Smyth	60,656
Total	$1,244,995	$734,504

(b) Short term Loan

	December 31,	December 31,
	2004	2003
i. Non-interest bearing and unsecured
- Jack Carley – related to a director and stockholder	$44,625	$44,625
Total	$44,625	$44,625

(c) Short-term Loan Related Party

	December 31,	December 31,
	2004	2003
i. Interest bearing and unsecured (on demand in 2003)
- RedRuth Ventures	$212,725	$212,725
Total	$212,725	$212,725

(d) Convertible debenture

In connection with the standby equity distribution agreement as filed on March 1, 2004, the Company issued in January 2004 to the Investor $125,000 of convertible debentures that are convertible into shares of common stock at a discounted market price. The convertible debentures are secured by all of Company’s assets, interest bearing at 5% per annum and matured two years from the date of issuance. The Company has the right to redeem the debenture upon 30 days notice for 120% of the amount plus accrued interest. Upon such redemption, the Company will issue the investor a warrant to purchase 50,000 shares of common stock at an exercise price of $0.036 per share for every $100,000 of debentures that were redeemed.

CYOP SYSTEMS INTERNATIONAL INCORPORATED
Notes to Consolidated Financial Statements
Years Ended December 31, 2004 and 2003
(Expressed in U.S. dollars)
(continued)

Upon the issuance of the debentures, the net proceeds ($125,000) received were allocated between the liability and equity components of the notes.

The outstanding amount as at December 31, 2004 is $70,000.00 plus accrued interest.

(e) Promissory Note

On April 8, 2004, the Company executed a Promissory Note (the “Note”) with the Holder, Cornell Capital Partners, L.P. for $50,000.00. The Note is secured pursuant to the prior Security Agreement dated January 28, 2004 between the Holder and the Company. The Holder is entitled to interest at the rate of twenty four percent (24%) per annum or the highest permitted by applicable law, if lower.

On December 13, 2004, the Company executed a Promissory Note with the Holder, Cornell Capital Partners, L.P. for $50,000. An issuance of 50,000,000 common shares was also completed at that time in security. The Holder is entitled to interest at the rate of twelve per cent (12%) per annum.

NOTE 7. SALE AND LICENSE-BACK OF COMPUTER SOFTWARE

On December 14, 2001, the Company sold computer software identified as Crediplay System to the sole director and a major stockholder and creditor of the Company for $3,000,000. The purchase price was settled by retiring $1,200,000 of debt owed to the purchaser and a promissory note for $1,800,000. The promissory note bears interest at 5% per annum with maturity on December 14, 2010. The promissory note is secured through a first priority lien and security interest in the Crediplay System and amount due to Mr. Mitch White (the “Purchaser”) totaling $517,613 (2001 – nil). As at December 31, 2002 the present value of the promissory note is $1,585,034 after calculating at the discount of 7% and accruing interest at 5%. Interest receivable was calculated at 1,800,000 X 5% or $90,000. As at December 31, 2003, the present value of the promissory note is $1,605,986 after calculating at the discount of 7% and accruing interest at 5%. Interest receivable was calculated at $1,800,000 X 5% or $90,000.

Pursuant to a Marketing, Development and Distribution Agreement entered into on the same date, the Crediplay System was licensed back to the Company for a term of 15 years. A licensing fee payable will be calculated on Gross Earnings derived from the Crediplay System as follows:

2002	Gross Earnings x 20%
2003	Gross Earnings x 17%
2004	Gross Earnings x 15%
2005 to 2017	Gross Earnings x 10%

As there have been only minor revenues since inception due to the lack of capitalization of the Company, the Promissory Note for $1.8 million (“the note”) was assigned to an affiliated company, Gaming Transactions Inc., after releasing the guarantee provided by the shareholder loan of Mitch White in consideration of twenty five (25) million shares of restricted stock of Gaming Transactions Inc., (“GGTS) a pink sheet issuer. As at December (Form 8-K filed December 13, 2004) this company was thinly traded and a deemed price of $0.075 per share was used. As no reductions have been made as contemplated in the agreements executed December 31, 2001 and filed on Edgar by Form 8-K on April 15, 2002 a market asset was exchanged to ensure value to the Company.

The development costs of the Crediplay System expended by the Company amounted to approximately $1,273,406 of which $778,348 was expensed previously. Management of the Company has estimated the $3,000,000 value based on the discounted future cash flow projection and the estimate provided by knowledgeable parties of the software.

The gain on the sale of the Crediplay System is calculated as follows:

CYOP SYSTEMS INTERNATIONAL INCORPORATED
Notes to Consolidated Financial Statements
Years Ended December 31, 2004 and 2003
(Expressed in U.S. dollars)
(continued)

Sales price
Retirement of loan due to the purchaser	$1,200,000
Present value of $1,800,000 promissory note discounted at 7% per annum	1,565,452
2,765,452
Software development costs incurred in 2001	(495,058)
Deferred gain 2001	$2,270,394
Recognized gain	(71,842)
Deferred gain 2002	$2,198,552
Recognized gain in 2003	(16,040)
Deferred gain in 2003	$2,182,512
Recognized gain in 2004	(8,690)
Deferred gain 2004	2,173,822

The deferred gain will continue to be amortized in proportion to the licensing fees payable over the term of the agreement.

NOTE 8. STOCKHOLDERS’ EQUITY (DEFICIT)

(a) Issuance of Common Shares

During the period, the Company issued 88,130,195 shares to Cornell Capital L.L.P. including a corporate finance fee including 312,500 to Newbridge Securities Corp as a placement agent fee and 50,000,000 in escrow in connection with the Standby equity distribution agreement for financing as originally filed on the Company’s SB-2 on March 1, 2004. During the fiscal year 2003 per an S-8 filed on October 29, 2003 for legal services 212,500 shares were issued for legal services at $0.04 per share. Additionally in 2003, the Company issued 600,000 shares of common stock for equipment at $0.06 per share. The 600,000 shares of common stock were recorded at $36,000 as the fair value of equipment received.

(b) 2003 Consultant Stock Plan

On October 21, 2003, the Board of Directors of the Company approved and adopted “2003 Consultant Stock Plan” (“2003 Plan”). Pursuant to the 2003 Plan, it is a ten (10) year plan to grant common shares or right to received common shares by consultants (per individual agreement) to a maximum 2,500,000 shares (restated for the company’s stock split). The allocated number of shares includes an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to the stock plan described herein as the result of any future stock split, stock dividend or similar adjustment of the registrant’s outstanding common stock.

(c) Stock Option

There were no stock options granted for the period ended December 31, 2004.

NOTE 9. INCOME TAXES

As at December 31, 2004 the Company has non-capital losses and undepreciated capital cost of approximately $2,080,000 and $54,000, respectively, which can be carried forward for tax purposes and are available to reduce taxable income of future years. The non-capital losses expire commencing in 2006 through 2010.

(a) The tax effect of temporary differences that give rise to the Company’s deferred tax assets are as follows:

CYOP SYSTEMS INTERNATIONAL INCORPORATED
Notes to Consolidated Financial Statements
Years Ended December 31, 2004 and 2003
(Expressed in U.S. dollars)
(continued)

	2004	2003
Undepreciated capital cost of capital assets	$19,000	$20,000
Estimated tax loss carryforward	715,000	650,000
Less: valuation allowance	(734,000)	(670,000)
	-	-

The valuation allowance reflects the realization of the tax assets is unlikely.

NOTE 10. RELATED PARTY TRANSACTIONS

Related party transactions not disclosed elsewhere in the consolidated financial statements are as follows:

(a)

During the fiscal year 2004, the Company accrued imputed interest of $72,257 at an interest rate of 10% per annum on interest-free loan totaling $1,242,575 from directors of the Company to September 30, 2004.

At October 1, 2004 these loans started to accrue interest at 5% per annum.

(b)	See Note 6, and 7.

On December 1, 2004 by agreement (Form 8-K December 13, 2004) the discounted promissory note, face value $1,800,000.00 dated December 1, 2001 and maturing December 14, 2010 (the “note”) was assigned to an affiliated company, Gaming Transactions Inc., (“assignee”) in consideration of 25 million restricted shares of the assignee’s common stock. A director and shareholder of the Company is also a major shareholder of the assignee. This has been recorded as an equity investment of $1,674,643.

NOTE 11. NON-CASH ACTIVITIES

During the fiscal year 2003, the Company issued 600,000 shares of common stock for equipment at a $0.06 per share. The 600,000 shares of common stock were recorded at $36,000 as the fair value of equipment received. Additionally, in 2003 the management of the Company forgave $300,000 of the annual base salaries without recourse.

NOTE 12. GEOGRAPHIC INFORMATION

All the Company’s operations and fixed assets are located in the United States.

NOTE 13. SUBSEQUENT EVENTS

On March 29, 2005 the Company signed and executed an Online Marketing Agreement with SINA.com with SINA offering exclusive promotion on free Pool and Poker games with mainland China, Hong Kong and Taiwan.

We have not authorized any dealer, salesperson or other person to provide any information or make any representations about CYOP Systems International Incorporated, except the information or representations contained in this prospectus. You should not rely on any additional information or representations if made.

This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any securities:		----------------------

PROSPECTUS
[ ]	except the common stock offered by this prospectus;
---------------------
[ ]	in any jurisdiction in which the offer or solicitation is not authorized;

[ ]	in any jurisdiction where the dealer or other salesperson is not qualified to make the offer or solicitation;	497,069,905 Shares of Common Stock

[ ]	to any person to whom it is unlawful to make the offer or solicitation; or	CYOP SYSTEMS INTERNATIONAL INCORPORATED

[ ]	to any person who is not a United States resident or who is outside the jurisdiction of the United States.

The delivery of this prospectus or any accompanying sale does not imply that:		March ___, 2006

[ ]	there have been no changes in the affairs of CYOP after the date of this prospectus; or

[ ]	the information contained in this prospectus is correct after the date of this prospectus.

-----------------------

Until March __, 2007, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification Of Directors And Officers

          Section 78.7502 of the Nevada Revised Statutes, as amended (the "NRS") provides that the Company may indemnify any person who was or is a party, or is threatened to be made a party, to any action, suit or proceeding brought by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or other entity. The expenses that are subject to this indemnity include attorneys fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnified party in connection with the action, suit or proceeding. In order for the Company to provide this statutory indemnity, the indemnified party must not be liable under NRS section 78.138 or must have acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company. With respect to a criminal action or proceeding, the indemnified party must have had no reasonable cause to believe his conduct was unlawful.

          NRS section 78.7502 also provides that the Company may indemnify any person who was or is a party, or is threatened to be made a party, to any action or suit brought by or on behalf of the Company by reason of the fact that he is or was serving at the request of the Company as a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or other entity against expenses actually or reasonably incurred by him in connection with the defense or settlement of such action or suit if he is not liable under NRS section 78.138 if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company. The Company may not indemnify a person if the person is judged to be liable to the Company, unless and only to the extent that the court in which such action or suit was brought or another court of competent jurisdiction shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity.

          NRS section 78.7502 requires the Company to indemnify present and former directors or officers against expenses if he has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter.

          As permitted by Nevada law, the Company's Articles of Incorporation, as amended (the "Articles"), contains an article limiting the personal liability of directors, officers or stockholders of the Company. Article Eight of the Company's Articles provides that a director, officer or stockholder of the Company shall not be personally liable for any damages from any breach of fiduciary duty as a director, officer or stockholder, except for liability based on acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or the payment of dividends in violation of NRS section 78.300.

          Article VI of the Company's Bylaws provides that the Company shall have the power to indemnify any person who was or is a party to any proceeding by reason of the fact that such person was a director, officer or other agent of the Company against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such proceeding if that person acted in good faith and in a manner that the person reasonably believed to be in the best interests of the Company and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of that person was unlawful. Further, the Company shall also have the power to indemnify any person who was or is a party to any threatened, pending or completed action by or in the right of the Company to procure a judgment in its favor by reason of the fact that such person is or was a director, officer or other agent of the Company against expenses actually or reasonably incurred by such person in connection with the defense or settlement of that action, if such person acted in good faith, in a manner such person believed to be in the best interests of the Company and its shareholders.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of CYOP pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Other Expenses Of Issuance And Distribution

          The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. We will pay all of the expenses in connection with this offering.

Securities and Exchange Commission Registration Fee	$766.61
Printing and Engraving Expenses	$2,500.00
Accounting Fees and Expenses	$15,000.00
Legal Fees and Expenses	$50,000.00
Miscellaneous	$16,733.39

TOTAL	$85,000.00

Recent Sales Of Unregistered Securities

          We have issued the following securities in the past three years without registering them under the Securities Act of 1933:

2003

          In September 2003, we issued 600,000 shares of common stock for capital equipment valued at $36,000.

          In September 2003, we affected a 5-for-1 stock split pursuant to which CYOP issued four additional shares of common stock for each share outstanding as of September 26, 2003.

2004

          We issued in January 2004 to Cornell Capital Partners $125,000 of convertible debentures that are convertible into shares of common stock at a discounted market price. The convertible debentures are secured by all of our assets, interest bearing at 5% per annum and matures two years from the date of issuance. We have the right to redeem the debenture upon 30 days notice for 120% of the amount plus accrued interest. Upon such redemption, we will issue the investor a warrant to purchase 50,000 shares of common stock at an exercise price of $0.036 per share for every $100,000 of debentures that were redeemed.

2005

          On September 2, 2005 we issued two warrants to Cornell Capital Partners to purchase 27,500,000 shares of our common stock as a one-time commitment fee under the Equity Distribution Agreement. The first warrant for 15,000,000 shares of our common stock has an exercise price equal to $0.05. The second warrant for 12,500,000 shares of our common stock has an exercise price equal to $0.06. The warrants expire three years from September 2, 2005.

          In connection with the Equity Distribution Agreement, we have also entered into a Placement Agent Agreement, dated as of September 2, 2005, with Newbridge Securities Corporation, a registered broker-dealer. Upon execution of the Placement Agent Agreement, Newbridge Securities Corporation received, as a one-time placement agent fee, 250,000 shares of our common stock equal to $10,000. The Equity Distribution Agreement was terminated on December 15, 2005.

          On September 2, 2005, we entered into a Securities Purchase Agreement with Cornell Capital Partners. Pursuant to the Securities Purchase Agreement, Cornell Capital Partners purchased a secured convertible debenture in the original principal amount of $650,000. The debenture has a one-year term and accrues annual interest of 12%. The $650,000 under the secured convertible debenture was disbursed to us upon the execution of the Securities Purchase Agreement on September 2, 2005. The secured convertible debenture may be redeemed by us at any time, in whole or in part. If on the date of redemption, the closing price of our common stock is greater than the conversion price in effect, we will pay a redemption premium of 20% of the amount redeemed in addition to such redemption. The debenture is also convertible at the holder’s option at a conversion price equal to $0.055. This convertible debenture plus unpaid and accrued interest totaling $19,446 was surrendered when the Equity Distribution Agreement with Cornell Capital Partners was terminated and in consideration in part for the Debentures that were issued.

          On December 15, 2005, we entered into a Securities Purchase Agreement with Cornell Capital Partners. Pursuant to the Securities Purchase Agreement, Cornell Capital Partners purchased secured convertible debentures in the original principal amount of $1,350,000. The debentures have a three-year term and accrues annual interest of 10%. The $700,000 under the secured convertible debenture was disbursed to us upon the execution of the Securities Purchase Agreement on December 15, 2005, will receive another $150,000 within two business days prior to the date the registration statement is filed, provided that the Company has increased its authorized shares to one billion (1,000,000,000) and the Company shall receive $500,000 one business day prior to the date the registration statement is declared effective by the Securities and Exchange Commission. The debentures mature on December 15, 2007 and December 15, 2008, respectively. The secured convertible debentures may be redeemed by us at any time, in whole or in part. If on the date of redemption, the closing price of our common stock is greater than the conversion price in effect, we will pay a redemption premium of 20% of the amount redeemed in addition to such redemption. The debentures are convertible from time to time into our common stock of by Cornell for at the price per share of an amount equal to ninety percent (90%) of the average volume weighted average price of our Common Stock, as quoted by Bloomberg, LP, for the thirty (30) trading days immediately preceding the conversion date. Cornell also received five year warrants to purchase 2,970,000 shares of common stock, 1,350,000 shares at an exercise price of $0.05 per share and 1,620,000 shares at an exercise price of $0.06 per share. CYOP is registering in this offering the 2,970,000 shares of common stock underlying this warrant.

Unless otherwise noted in this section, with respect to the sale of unregistered securities referenced above, all transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, and Regulation D promulgated under the 1933 Act. In each instance, the purchaser had access to sufficient information regarding CYOP so as to make an informed investment decision. More specifically, we had a reasonable basis to believe that each purchaser was an “accredited investor” as defined in Regulation D of the 1933 Act and otherwise had the requisite sophistication to make an investment in CYOP’s securities.

INDEX TO EXHIBITS

EXHIBIT NO.	DESCRIPTION	LOCATION
3.1	Articles of Incorporation	Incorporated by reference to Exhibit 3.1 to CYOP’s Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on October 30, 2001
3.2	Certificate of Amendment to Articles of Incorporation	Incorporated by reference to Exhibit 3.2 to CYOP’s Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on October 30, 2001
3.3	Certificate of Amendment to Articles of Incorporation	Incorporated by reference to Exhibit 99.3 to CYOP’s Form 8-K filed with the Securities and Exchange Commission on October 8, 2003
3.4	Bylaws	Incorporated by reference to Exhibit 3.3 to CYOP’s Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on October 30, 2001
5.0	Opinion re: Legality	Provided herewith
10.1	Share Purchase Agreement between CYOP Systems, Inc. (Vendors), a wholly-owned subsidiary of CYOP, and Steve White (Purchaser) dated as of April 1, 2002	Incorporated by reference to Exhibit 1.1 to CYOP’s Form 8-K filed with the Securities and Exchange Commission on August 20, 2002
10.2	Software Acquisition Agreement between CYOP Systems, Inc. (Vendor), a wholly-owned subsidiary of CYOP, and Mitch White (Purchaser) dated as of December 14, 2001	Incorporated by reference to Exhibit 1.1 to CYOP’s Form 8-K filed with the Securities and Exchange Commission on April 15, 2002
10.3	Marketing Development & Distribution Agreement between CYOP (Marketer) and Mitch White (Vendor) dated as of December 14, 2001	Incorporated by reference to Exhibit 1.2 to CYOP’s Form 8-K filed with the Securities and Exchange Commission on April 15, 2002

EXHIBIT NO.	DESCRIPTION	LOCATION
10.4	Share Purchase Agreement	Incorporated by reference to Exhibit 10.1 to CYOP’s Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on October 30, 2001
10.5	Software License Agreement	Incorporated by reference to Exhibit 10.2 to CYOP’s Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on October 30, 2001
10.6	2003 Consultant Stock Plan	Incorporated by reference to Exhibit 4 to CYOP’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission on October 29, 2003
10.7	Management Agreement dated as of January 2003 between CYOP and Mitch White	Incorporated by reference to Exhibit 10.7 to CYOP’s Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on March 1, 2004
10.8	Management Agreement dated as of January 2003 between CYOP and Patrick Smyth	Incorporated by reference to Exhibit 10.9 to CYOP’s Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on March 1, 2004
10.9	Securities Purchase Agreement dated as of December 15, 2005 between CYOP and Cornell Capital Partners, L.P.	Filed as an exhibit to the Company’s 8-K on December 22, 2005 and incorporated by reference
10.10	Secured Convertible Debenture 001 dated as of December 15, 2005 for the benefit of Cornell Capital Partners, L.P.	Filed as an exhibit to the Company’s 8-K on December 22, 2005 and incorporated by reference
10.11	Secured Convertible Debenture 002 dated as of December 15, 2005 for the benefit of Cornell Capital Partners, L.P.	Filed as an exhibit to the Company’s 8-K on December 22, 2005 and incorporated by reference
10.12	Amended and Restated Security Agreement dated as of December 15, 2005 by and between CYOP and Cornell Capital Partners, L.P.	Filed as an exhibit to the Company’s 8-K on December 22, 2005 and incorporated by reference
10.13	Warrant dated as of December 15, 2005 by and between CYOP and Cornell Capital Partners, L.P.	Filed as an exhibit to the Company’s 8-K on December 22, 2005 and incorporated by reference
10.14	Warrant dated as of December 15, 2005 by and between CYOP and Cornell Capital Partners, L.P.	Filed as an exhibit to the Company’s 8-K on December 22, 2005 and incorporated by reference
10.15	Escrow Agreement dated as of December 15, 2005 between CYOP and Cornell Capital Partners, L.P.	Filed as an exhibit to the Company’s 8-K on December 22, 2005 and incorporated by reference
10.16	Investor Registration Rights Agreement dated as of December 15, 2005 between CYOP and Cornell Capital Partners, L.P.	Filed as an exhibit to the Company’s 8-K on December 22, 2005 and incorporated by reference
10.17	Termination Agreement dated as of December 15, 2005 between CYOP and Cornell Capital Partners, L.P.	Filed as an exhibit to the Company’s 8-K on December 22, 2005 and incorporated by reference

EXHIBIT NO.	DESCRIPTION	LOCATION
10.18	Asset Purchase Agreement, dated as of November 16, 2005, between the Registrant and FutureBet Systems, Inc.	Filed as an exhibit to the Company’s 8-K on January 5, 2006 and incorporated by reference
14.1	Code of Ethics	Provided herewith
21.1	Subsidiaries of Company	Provided herewith
23.1	Consent of legal counsel	Incorporated by reference to Exhibit 5.0
23.2	Consent of Independent Public Accountants	Provided herewith
23.3	Consent of Independent Public Accountants	Provided herewith

Undertakings

          The undersigned registrant hereby undertakes:

                    (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                              (i) Include any prospectus required by Sections 10(a)(3) of the Securities Act of 1933 (the “Act”);

                              (ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

                              (iii) Include any additional or changed material information on the plan of distribution;

                    (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

                    (3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

                    (4) For purposes of determining liability under the Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

                    (5) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, on March 14, 2006.

CYOP SYSTEMS INTERNATIONAL
Dated: March 14, 2006	INCORPORATED

	By:	/s/ Mitch White
	Name:	Mitch White
	Title:	Chief Executive Officer

          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mitch White his true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him and in his name, place and stead, in any and all capacities (until revoked in writing), to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or is substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been duly singed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Mitch White		March 14, 2006
Mitch White	Chief Executive Officer (Principal Executive
Officer), and Chairman of the Board of Directors

/s/ Canon Bryan	Chief Financial Officer	March 14, 2006
Canon Bryan

/s/ Randall Peterson	Director	March 14, 2006
Randall Peterson

	Director	March 14, 2006
Michael Ozerkevich